UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Fellow Shareholder:

              The 2018 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 30, 2018, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 22, 2018 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2017 Annual Report also accompanies this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, thank you for your continued support of Dollar General.

Sincerely,
/s/ Michael M. Calbert
Michael M. Calbert Chairman of the Board

April 12, 2018

Dollar General     |    2018 Proxy Statement    •    Letter to Shareholders

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 30, 2018
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 9 nominees listed in the proxy statement
	2)	To hold an advisory vote to approve our named executive officer compensation as disclosed in the proxy statement
	3)	To ratify the appointment of our independent registered public accounting firm for fiscal 2018
	4)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting
WHO MAY VOTE:	Shareholders of record at the close of business on March 22, 2018
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 12, 2018	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 3 of the proxy statement.

Dollar General     |    2018 Proxy Statement    •    Notice of Annual Meeting of Shareholders

DOLLAR GENERAL CORPORATION Proxy Statement for 2018 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2018

              This Proxy Statement, our 2017 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2017 Annual Report, and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Dollar General     |    2018 Proxy Statement

GENERAL INFORMATION

What is Dollar General Corporation and where is it located?

              Dollar General has been delivering value to shoppers for over 75 years through its mission of Serving Others. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operates 14,609 stores in 44 states as of March 2, 2018. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our stock is traded on the New York Stock Exchange ("NYSE") under the symbol "DG."

What is this document?

              This document is the proxy statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 30, 2018. We will begin mailing printed copies of this document or the Notice of Internet Availability to shareholders on or about April 12, 2018. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              We refer to our company as "we," "us" or "Dollar General." Unless otherwise noted or required by context, "2018," "2017," "2016," "2015," and "2014," refer to our fiscal years ending or ended February 1, 2019, February 2, 2018, February 3, 2017, January 29, 2016, and January 30, 2015, respectively.

What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

              A proxy is your legal designation of another person, called a "proxy," to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

              Dollar General will pay all solicitation expenses. Our directors, officers, and employees are soliciting your proxy on behalf of our Board of Directors and will not receive additional remuneration for doing so except reimbursement for any related out-of-pocket expenses they may incur. We may reimburse custodians and nominees for their expenses in sending proxy materials to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation, or otherwise.

Who may attend the annual meeting?

              Only shareholders, their proxy holders, and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 22, 2018. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the "Investor Information" section of our website located at www.dollargeneral.com.

Will the annual meeting be webcast?

              Yes. You are invited to visit the "News and Events—Events and Presentations" section of the "Investor Information" section of our website located at www.dollargeneral.com at 9:00 a.m., Central Time, on May 30, 2018 to access the live webcast of the annual meeting. An archived copy of the webcast will be available on our website for at least 60 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.

Dollar General     |    2018 Proxy Statement    •    General Information     1

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 22, 2018, must exist to conduct any business at the meeting.

What if a quorum is not present at the annual meeting?

              If a quorum is not present at the meeting, any officer entitled to preside at or to act as Secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

What am I voting on?

              You will be asked to vote on:

•	the election of 9 directors listed in this proxy statement;
•	the approval on an advisory basis of our named executive officer compensation as disclosed in this proxy statement; and
•	the ratification of the appointment of our independent registered public accounting firm (the "independent auditor") for 2018.

May other matters be raised at the annual meeting?

              We are unaware of other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote at the annual meeting?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 22, 2018. As of that date, there were 268,547,203 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with EQ Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage firm, bank, trust, or other nominee as custodian.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating, and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a street name holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain and bring

2    Dollar General     |    2018 Proxy Statement    •    Voting Matters

to the meeting a legal proxy from your broker, banker, trustee, or other nominee giving you the right to vote the shares.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct or, if you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares: "FOR" all directors nominated in this proxy statement; "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules; and "FOR" ratification of Ernst & Young LLP as our independent auditor for 2018.

Can I change my mind and revoke my proxy?

              Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:

•	signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•	at or before the annual meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;
•	submitting a later-dated vote by telephone or Internet no later than 11:59 p.m., Eastern time, on May 29, 2018; or
•	attending the annual meeting and voting in person.

              Your attendance at the annual meeting, by itself, will not revoke your proxy.

              A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee, or other nominee who holds his or her shares.

How many votes are needed to elect directors?

              To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Amended and Restated Charter, the "affirmative vote of a majority of votes cast" means that the number of votes cast in favor of a nominee's election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.

What happens if a director fails to receive the required vote for election?

              An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for the Board's consideration pursuant to our Board-approved director resignation policy outlined in our Corporate Governance Guidelines. Each director standing for re-election at the annual meeting has agreed to resign, effective upon the Board's acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders' meeting and

Dollar General     |    2018 Proxy Statement    •    Voting Matters     3

until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Bylaws. If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the size of the Board.

How many votes are needed to approve other matters?

              The proposal to approve on an advisory basis the compensation of our named executive officers and the proposal to ratify the appointment of our independent auditor for 2018 will be approved if the votes cast in favor of the applicable proposal exceed the votes cast against it. The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee. With respect to these proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

What are broker non-votes?

              Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" items but not for "non-routine" items. All matters described in this proxy statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner and either lacks or declines to exercise the authority to vote the shares in its discretion.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of a particular proposal.

4    Dollar General     |    2018 Proxy Statement    •    Voting Matters

PROPOSAL 1: ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of 1 to 15 directors, with the exact number set by the Board. The Board size is currently fixed at 10 but is reducing to 9 effective at the time of the 2018 annual meeting of shareholders. All directors are elected annually by our shareholders.

Who are the nominees this year?

              All nominees for election as directors at the annual meeting were nominated by the Board for election by shareholders at the annual meeting upon the recommendation of the Nominating and Governance Committee (the "Nominating Committee"). The nominees include 7 incumbent directors who were elected at the 2017 annual meeting of shareholders and 2 incumbent directors who were appointed by the Board in February 2018. Mr. David B. Rickard, 71, who has served on our Board since 2010, is retiring from our Board effective at the 2018 annual meeting of shareholders and is not standing for re-election.

              If elected, each nominee would hold office until the 2019 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal. These nominees, their ages at the date of this proxy statement, and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Warren F. Bryant	72	2009
Michael M. Calbert	55	2007
Sandra B. Cochran	59	2012
Patricia D. Fili-Krushel	64	2012
Timothy I. McGuire	57	2018
Paula A. Price	56	2014
William C. Rhodes, III	52	2009
Ralph E. Santana	50	2018
Todd J. Vasos	56	2015

What are the backgrounds of this year's nominees?

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant has served as a director of Loblaw Companies Limited of Canada since May 2013 and served as a director of OfficeMax Incorporated from 2004 to 2013 and Office Depot, Inc. from November 2013 to July 2017.

              Mr. Calbert has served as our Chairman of the Board since January 2016. He joined KKR & Co. L.P. ("KKR") in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014. Mr. Calbert led the Retail industry team within KKR's Private Equity platform prior to his retirement and served as a consultant to KKR from his retirement until June 2015. Mr. Calbert joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994,

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where his primary focus was the retail and consumer industry. He previously served as our Chairman of the Board from July 2007 until December 2008 and as our lead director from March 2013 until his re-appointment as our Chairman of the Board in January 2016.

              Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's President (August 1999—February 2004), Chief Financial Officer (September 1993—August 1999) and Vice President of Finance (August 1992—September 1993). Ms. Cochran has served as a director of Lowe's Companies, Inc. since January 2016.

              Ms. Fili-Krushel is the former Executive Vice President for NBCUniversal where she served as a strategist and key advisor to the CEO of NBCUniversal from April 2015 to November 2015. She served as Chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel, from July 2012 until April 2015. She previously served as Executive Vice President of NBCUniversal (January 2011—July 2012) with a broad portfolio of functions reporting to her, including operations and technical services, business strategy, human resources and legal. Prior to NBCUniversal, Ms. Fili-Krushel was Executive Vice President of Administration at Time Warner Inc. (July 2001—December 2010) where her responsibilities included oversight of philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security. Before joining Time Warner in July 2001, Ms. Fili-Krushel had been Chief Executive Officer of WebMD Health Corp. since April 2000. From July 1998 to April 2000, Ms. Fili-Krushel was President of the ABC Television Network, and from 1993 to 1998 she served as President of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Ms. Fili-Krushel held several positions with Home Box Office. Before joining HBO, Ms. Fili-Krushel worked for ABC Sports in various positions.

              Mr. McGuire has served as Chairman of the Board of Mobile Service Center Canada, Ltd. (d/b/a Mobile Klinik), a chain of professional smartphone repair stores specializing in professional "while you wait" repair and care of smartphones and tablets, since June 2017. He retired from McKinsey & Company, a worldwide management consulting firm, in August 2017 after serving as a leader of its global retail and consumer practice for almost 28 years, including leading the Americas retail practice for five years. While at McKinsey, Mr. McGuire led consulting efforts with major retail, telecommunications, consumer service, and marketing organizations in Canada, the United States, Latin America, Europe, and Australia. He also co-founded McKinsey Analytics, a global group of consultants bringing advanced analytics capabilities to clients to help make better business decisions. Mr. McGuire began his career with Procter & Gamble in 1983 where he served in various positions until October 1989, with his final role being Marketing Director for the Canadian Food & Beverage division.

              Ms. Price has been Senior Lecturer at Harvard Business School in the Accounting and Management Unit since July 2014. She was Executive Vice President and Chief Financial Officer of Ahold USA from May 2009 until January 2014. At Ahold, which operates more than 700 supermarkets under the Stop & Shop, Giant and Martin's names as well as the Peapod online grocery delivery service, Ms. Price was responsible for finance, accounting and shared services, strategic planning, real estate development, store format and construction, and information technology. Before joining Ahold, she was the Senior Vice President, Controller and Chief Accounting Officer at CVS Health Corporation (formerly CVS Caremark Corporation) from July 2006 until August 2008. Earlier in her career, Ms. Price served as the Chief Financial Officer for the Institutional Trust Services division of JPMorgan Chase (from August 2002 until September 2005) and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer packaged goods industries. A

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certified public accountant, she began her career at Arthur Andersen & Co. Ms. Price also has served as a director of Accenture plc since May 2014 and Western Digital Corporation since July 2014 and served as a director of Charming Shoppes, Inc. (Lane Bryant, Catherine's, Fashion Bug, Cacique and Figi's brands) from March 2011 until it was sold in June 2012.

              Mr. Rhodes was elected Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President and Chief Executive Officer and as a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2004, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone since 1994, including Vice President—Stores in 2000, Senior Vice President—Finance and Vice President—Finance in 1999, and Vice President—Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP.

              Mr. Santana has served as Executive Vice President and Chief Marketing Officer of Harman International Industries, a wholly-owned subsidiary of Samsung Electronics Co., Ltd., since April 2013, with responsibility for all aspects of Harman's worldwide marketing strategy. Before joining Harman, Mr. Santana served as Senior Vice President and Chief Marketing Officer, North America, for Samsung Electronics Co., Ltd. from June 2010 to September 2012. In that role, he was responsible for launching Samsung's U.S. e-commerce business and building out branding strategies to drive visibility. Mr. Santana also served 16 years at PepsiCo Inc. from June 1994 to May 2010, that spanned multiple international and domestic leadership roles in marketing. In his last assignment at PepsiCo, Mr. Santana served as Vice President of Marketing, North American Beverages, Pepsi-Cola, where he spearheaded a creative overhaul and re-launch of Pepsi-Cola. He also held positions while at PepsiCo, Inc. with its Frito-Lay's international and North America operations. Mr. Santana began his career as a Senior Marketing Associate at Beverage Marketing Corporation (July 1989—June 1992).

              Mr. Vasos has served as Chief Executive Officer and a member of our Board since June 2015. He joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer. He was promoted to Chief Operating Officer in November 2013. Prior to joining Dollar General, Mr. Vasos served in executive positions with Longs Drug Stores Corporation for seven years, including Executive Vice President and Chief Operating Officer (February 2008 through November 2008) and Senior Vice President and Chief Merchandising Officer (2001—2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Corporation.

How are directors identified and nominated?

              The Nominating Committee is responsible for identifying, evaluating, and recommending director candidates to our Board, while our Board is responsible for nominating the director slate for election by shareholders at the annual meeting. The Nominating Committee may use a variety of methods to identify potential director candidates, such as recommendations by our directors, management, shareholders or third-party search firms (see "Can shareholders nominate or recommend directors?" below). Our Nominating Committee retained a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by such search firm, to compile and evaluate information regarding the candidate's qualifications, experience, and potential conflicts of interest, and to verify the candidate's education. Mr. Santana was identified as a candidate by the third party search firm, and such search firm's engagement terminated upon Mr. Santana's appointment to our Board. Mr. McGuire was

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recommended as a candidate by a non-management director. Each of Messrs. Santana and McGuire was fully vetted by our Nominating Committee and our Board.

              Our employment agreement with Mr. Vasos requires that we nominate him to serve as a member of our Board each year that he is slated for re-election by our shareholders. Our failure to do so could give rise to a claim for breach of contract and may constitute good reason for employment termination by Mr. Vasos under the employment agreement.

How are nominees evaluated; what are the minimum qualifications?

              Subject to Mr. Vasos's employment agreement discussed above, the Nominating Committee is charged with recommending to the Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and who have not achieved the age of 76, unless the Board has approved an exception to this limit on a case by case basis. If a waiver is granted, it will be reviewed annually.

              The Nominating Committee assesses a candidate's independence, background, and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors considered for re-election, the Committee also assesses each director's meeting attendance record and suitability for continued service. In addition, the Committee determines that all nominees are in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management. The Committee recommends candidates, including those submitted by shareholders, only if it believes the candidate's knowledge, experience, and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              We have a written policy to endeavor to achieve a mix of Board members that represent a diversity of background and experience in areas that are relevant to our business. To implement this policy, the Committee assesses diversity by evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole and also considers more traditional concepts of diversity. The Committee periodically assesses the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and composition and by recommending to the Board changes to the criteria for selection of new directors as appropriate.

What particular experience, qualifications, attributes, or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses the minimum qualifications identified above. The Board has determined that the nominees, as a whole, complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business. The Board also considered the following in determining that the nominees should serve as directors of Dollar General:

              Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations, and finance. His substantial experience in leadership and policy-making roles at other retail companies, together with his current and former experience as a board member for certain other retailers, provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO.

              Mr. Calbert has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the former head of KKR's

8    Dollar General     |    2018 Proxy Statement    •    Proposal 1: Election of Directors

Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. His former service on various private company boards in the retail industry further strengthens his knowledge and experience within our industry. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant.

              Ms. Cochran brings over 25 years of retail experience to Dollar General as a result of her current and former roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran's industry and executive experience provides leadership, consensus-building, strategic planning, risk management, and budgeting skills. Ms. Cochran also has significant financial experience, having served as the chief financial officer of two public companies and as vice president, corporate finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

              Ms. Fili-Krushel's background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions at large public companies in the media industry. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides additional perspective to our Board in understanding our customer base.

              Mr. McGuire brings valuable experience to our company after having served as a leader of McKinsey's global retail and consumer practice for almost 28 years. He has expertise in strategy, new store/concept development, marketing and sales, operations, international expansion, big data and advanced analytics. In addition, Mr. McGuire's focus while at McKinsey on use of advanced analytics in retail, developing and implementing growth strategies for consumer services, food, general-merchandise and multi-channel retailers, developing new retail formats, the application of lean operations techniques, the redesign of merchandise flows, supply-chain optimization efforts, and the redesign of purchasing and supplier-management approaches, will bring new and extensive relevant perspectives to our Board as it seeks to consult and advise our CEO and to shape our corporate strategy.

              Ms. Price brings broad experience across finance, general management, and strategy gained from her service in senior executive and management positions at major corporations across several industries, including as Chief Financial Officer of Ahold USA before her retirement in 2014. Ms. Price's numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board with valuable experience and insight into accounting and finance matters, and consequently, our Board has determined that Ms. Price qualifies as an audit committee financial expert. She also brings to our Board a valuable perspective as a member of the faculty at the Harvard Business School and from her service as a board member of several public companies.

              Mr. Rhodes has over 20 years of experience in the retail industry, including extensive experience in operations, supply chain, and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company provides leadership, consensus-building, strategic planning, and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background, and our Board has determined that he qualifies as an audit committee financial expert.

              Mr. Santana has 18 years of marketing experience spanning multiple technology and food and beverage consumer packaged goods categories. His deep understanding of digital marketing and retail

Dollar General     |    2018 Proxy Statement    •    Proposal 1: Election of Directors    9

shopper marketing, particularly in the area of consumer packaged goods, and his extensive experience in shaping multi-cultural strategy, executing marketing programs, and making brands culturally relevant will further enhance our Board's ability to provide oversight and thoughtful counsel to management in these important and evolving areas of our business.

              Mr. Vasos has extensive retail experience, including over nine years with Dollar General. His experience overseeing the merchandising, operations, marketing, advertising, procurement, supply chain, store development, store layout, and space allocation functions of other retail companies bolsters Mr. Vasos's thorough understanding of all key areas of our business. In addition, Mr. Vasos's service in leadership and policy-making positions of other retail companies has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team.

              Acting upon the Nominating Committee's recommendation, and after concluding that these nominees possess the appropriate experience, qualifications, attributes, and skills, our Board has unanimously nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate or recommend directors?

              Yes. Shareholders can nominate directors by following the advance notice procedures outlined in our Bylaws and summarized below. In addition, shareholders can recommend candidates for consideration by our Nominating Committee by submitting such recommendations within the same deadlines and providing the same information that is required for nominating candidates pursuant to the advance notice provisions in our Bylaws; the Nominating Committee's charter and our Corporate Governance Guidelines require the Nominating Committee to consider candidates recommended by our shareholders in this manner and to apply the same criteria to the evaluation of those shareholder-recommended candidates as it applies to other director candidates.

              In short, to nominate a director or to recommend candidates for consideration by our Nominating Committee, the shareholder must deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, Tennessee 37072 for receipt no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the prior year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the public announcement date.

              The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

   •
  the nominee's name, age, business and residence addresses, and principal occupation or employment;

   •
  the class and number of shares of Dollar General common stock beneficially owned by the nominee and by the shareholder proposing the nominee;

   •
  any other information relating to the nominee that is required to be disclosed in proxy solicitations with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

   •
  the name and address of the shareholder proposing the nominee as they appear on our record books, and the name and address of the beneficial holder (if applicable);

10    Dollar General     |    2018 Proxy Statement    •    Proposal 1: Election of Directors

   •
  any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

   •
  a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

   •
  a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              In addition, we have a "proxy access" provision in our Bylaws that permits eligible shareholders to nominate candidates for election to our Board. Proxy access candidates will be included in our proxy statement and ballot subject to the terms and conditions set forth in Article I, Section 12 of our Bylaws. The proxy access provision in our Bylaws provides that holders of at least 3% of our outstanding shares, held by up to 20 shareholders, holding the shares continuously for at least 3 years, can nominate up to 20% of our Board for election at an annual shareholders' meeting. A shareholder who wishes to formally nominate a proxy access candidate must follow the procedures and comply with the deadlines described in Article I, Section 12 of our Bylaws. For more specific information regarding these deadlines in respect of the 2019 annual meeting of shareholders, see "Shareholder Proposals for 2019 Annual Meeting" below.

              You should consult our Bylaws, posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com, for more detailed information regarding the processes described above by which shareholders may nominate directors, as the information above is a summary only. No shareholder nominees have been submitted for this year's annual meeting.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on the proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the election of each of the director nominees.

Dollar General     |    2018 Proxy Statement    •    Proposal 1: Election of Directors    11

CORPORATE GOVERNANCE

Does the Board of Directors have standing Audit, Compensation, and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Committee. The Board has adopted a written charter for each of these committees, which are available on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com. Current information regarding these committees is set forth below. The Board also has established a subcommittee of our Compensation Committee consisting of Mr. Bryant and Ms. Fili-Krushel for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended. In addition to the functions outlined below, each such committee performs an annual self-evaluation, periodically reviews and reassesses its charter, and evaluates and makes recommendations concerning shareholder proposals that are within the committee's expertise.

Name of Committee & Members	Committee Functions

AUDIT: Mr. Rickard, Chairperson Mr. Bryant Ms. Cochran Ms. Price Mr. Rhodes

•

Selects the independent auditor and discusses the qualifications and experience of the lead audit partner candidate(s) (the committee's Chairperson also interviews such candidates(s))

•

Pre-approves audit engagement fees and terms and all permitted non-audit services and fees

•

Reviews the annual report on the independent auditor's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•

Annually evaluates the independent auditor's qualifications, performance, and independence, as well as the lead audit partner, and periodically considers the advisability of audit firm rotation

•

Discusses the audit scope and any audit problems or difficulties

•

Sets policies regarding the hiring of current and former employees of the independent auditor

•

Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•

Discusses the types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•

Discusses policies governing the process by which risk assessment and risk management are undertaken

•

Reviews CEO/CFO disclosures regarding any significant deficiencies or material weaknesses in our internal control over financial reporting

•

Reviews internal audit activities, projects and budget

•

Establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls

•

Discusses with our general counsel legal matters having an impact on financial statements

•

Furnishes the committee report required in our proxy statement

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Name of Committee & Members	Committee Functions

COMPENSATION: Ms. Fili-Krushel, Chairperson Mr. Bryant Mr. McGuire

•

Reviews and approves corporate goals and objectives relevant to CEO compensation

•

Determines executive officer compensation (with an opportunity for the independent directors to ratify CEO compensation) and recommends Board compensation for Board approval

•

Oversees overall compensation philosophy and principles

•

Establishes short-term and long-term incentive compensation programs for senior officers and approves all equity awards

•

Oversees share ownership guidelines and holding requirements for Board members and senior officers

•

Oversees the performance evaluation process for senior officers

•

Reviews and discusses disclosure regarding executive compensation, including Compensation Discussion and Analysis and compensation tables (in addition to preparing the report on executive compensation for our proxy statement)

•

Selects and determines fees of its compensation consultant

•

Oversees and evaluates the independence of its compensation consultant and other advisors

NOMINATING AND GOVERNANCE: Ms. Cochran, Chairperson Ms. Fili-Krushel Mr. Rhodes Mr. Santana

•

Develops and recommends criteria for selecting new directors

•

Screens and recommends to our Board individuals qualified to serve on our Board

•

Recommends Board committee structure and membership

•

Recommends persons to fill Board and committee vacancies

•

Develops and recommends Corporate Governance Guidelines and corporate governance practices

•

Oversees the process governing annual Board, committee and director evaluations

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has determined that each of Mr. Rickard, Ms. Cochran, Ms. Price, and Mr. Rhodes is an audit committee financial expert who is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

How often did the Board and its committees meet in 2017?

              During 2017, our Board, Audit Committee, Compensation Committee, and Nominating Committee met 5, 5, 6, and 3 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All persons serving as Board members at the time attended the 2017 annual shareholders' meeting.

Dollar General     |    2018 Proxy Statement    •    Corporate Governance     13

Does Dollar General separate the positions of Chairman and CEO?

              Yes. Mr. Calbert, an independent director, serves as our Chairman of the Board. This decision affords our CEO the opportunity to focus his time and energy on managing our business and allows our Chairman to devote his time and attention to matters of Board oversight and governance. The Board, however, recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

              To further promote effective independent Board leadership, the Board has adopted a number of additional governance practices, including:

   •
  Ensuring opportunity after each regularly scheduled Board meeting for executive sessions of the independent directors and, if not all non-management directors are independent, of the non-management directors. Mr. Calbert, as Chairman, presides over all such sessions.

   •
  Conducting annual performance evaluations of the CEO.

   •
  Conducting annual Board and committee self-evaluations.

Does the Board of Directors evaluate the performance of Board members?

              Yes. As part of its responsibility for overseeing the evaluation of the Board of Directors, the Nominating Committee approves an evaluation process to be followed by the Board and each standing committee and encourages our directors to provide candid feedback on any Board member to the Chairperson of the Nominating Committee or the Chairman of the Board. Such chairpersons meet at least annually to review any such feedback and any other information related to individual director performance and to discuss what, if any, response or follow-up action is appropriate and in Dollar General's best interests.

What is the Board of Director's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, including relevant material risks as appropriate. Our General Counsel also periodically provides information to the Board regarding our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our risk assessment and risk management procedures, primarily through oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices. The program evaluates internal and external risks, identifies mitigation strategies, and assesses any remaining residual risk. The program is updated through interviews with senior management and our Board, review of strategic initiatives, review of upcoming legislative or regulatory changes, review of certain internal metrics, and review of other outside information concerning business, financial, legal, reputational, and other risks. The results are presented to the Audit Committee at least annually, and categories with high residual risk, along with their mitigation strategies, are reviewed quarterly. Our Audit Committee also quarterly reviews metrics and information pertaining to cybersecurity risks and mitigation. Our Internal Audit department, as part of its audit plan that is approved by the Audit Committee, conducts various cybersecurity audits as well as periodically engages third parties to perform unannounced cybersecurity assessments. We also use third parties to periodically benchmark our cybersecurity program and to assess how any identified vulnerabilities in the industry might impact our company as well as the sufficiency of our response. The results generated from these activities are reported to management and the Audit Committee, and management develops action plans to address any identified opportunities for improvement and keeps the Audit Committee apprised of the progress of such plans.

14    Dollar General     |    2018 Proxy Statement    •    Corporate Governance

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. As discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the risk areas identified above, the entire Board is regularly informed about risks through the committee reporting process, as well as through special reports and updates from management and advisors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the material risks facing Dollar General. Our Board further believes that our leadership structure, described above, supports the risk oversight function of the Board as it allows our independent directors, through the three fully independent Board committees and in executive sessions of independent directors led by our independent Chairman of the Board, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Does Dollar General have a management succession plan?

              Yes. Our Corporate Governance Guidelines require our Board of Directors to coordinate with our CEO to ensure that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor's level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, our long-term business strategy is also considered. In addition, we maintain at all times, and review with the Board periodically, a confidential procedure for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden incapacitation or departure.

Are there share ownership guidelines and holding requirements for Board members and senior officers?

              Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See "Compensation Discussion and Analysis—Share Ownership Guidelines and Holding Requirements" and "Director Compensation" for more information on such ownership guidelines and holding requirements for senior officers and Board members, respectively.

How can I communicate with the Board of Directors?

              Our Board-approved process for security holders and other interested parties to contact the Board of Directors, a particular director, or the non-management directors or the independent directors as a group is described on www.dollargeneral.com under "Investor Information—Corporate Governance."

Where can I find more information about Dollar General's corporate governance practices?

              Our governance-related information is posted on www.dollargeneral.com under "Investor Information—Corporate Governance," including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee, and the Nominating Committee, and the name(s) of the person(s) chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072.

Dollar General     |    2018 Proxy Statement    •    Corporate Governance     15

DIRECTOR COMPENSATION

              The following table and text summarize the compensation earned by or paid to each of our non-employee directors for 2017. Messrs. McGuire and Santana are not included in the table below because they did not serve on our Board of Directors during 2017 and accordingly did not earn or receive compensation for 2017. Mr. Vasos was not separately compensated for his service on the Board; his executive compensation is discussed under "Executive Compensation" below. We have omitted the columns pertaining to non-equity incentive plan compensation and change in pension value and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	105,000	139,074	—	1,987	246,061
Michael M. Calbert	85,000	332,803	—	4,790	422,593
Sandra B. Cochran	85,000	139,074	—	1,987	226,061
Patricia D. Fili-Krushel	85,000	139,074	—	1,987	226,061
Paula A. Price	85,000	139,074	—	2,065	226,139
William C. Rhodes, III	100,000	139,074	—	1,987	241,061
David B. Rickard	107,500	139,074	—	1,987	248,561

(1)
In addition to the annual Board retainer, Messrs. Bryant, Rhodes, and Rickard also earned an annual retainer for service as the Chairperson of the Compensation Committee, the Nominating Committee, and the Audit Committee, respectively, in fiscal 2017. Mss. Cochran and Fili-Krushel became Chairpersons of the Nominating Committee and the Compensation Committee, respectively, after the start of fiscal 2018 and accordingly did not earn annual chairperson retainers for fiscal 2017.

(2)
Represents the grant date fair value of restricted stock units ("RSUs") awarded to Mr. Calbert on February 6, 2017 ($193,729) for his annual Chairman of the Board retainer, as well as to each director (including Mr. Calbert) on May 31, 2017 ($139,074), in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 9 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2018, filed with the SEC on March 23, 2018 (our "2017 Form 10-K"). As of February 2, 2018, each of the persons listed in the table above had the following total unvested RSUs outstanding (including additional unvested RSUs credited as a result of dividend equivalents earned with respect to such RSUs): each of Messrs. Bryant, Rhodes, and Rickard and Mss. Cochran, Fili-Krushel, and Price (1,912); and Mr. Calbert (4,628).

(3)
There were no stock options awarded to any director listed in the table above during fiscal 2017, as the Board chose to eliminate stock option awards as part of director compensation beginning in fiscal 2015. As of February 2, 2018, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): each of Messrs. Bryant, Calbert, and Rhodes (21,756); Ms. Cochran (13,120); Ms. Fili-Krushel (12,892); Ms. Price (4,795); and Mr. Rickard (21,513).

(4)
Represents the dollar value of dividends paid, accumulated, or credited on unvested RSUs. Perquisites and personal benefits, if any, totaled less than $10,000 per director and therefore are not included in the table.

16    Dollar General     |    2018 Proxy Statement    •    Director Compensation

              We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

              Each non-employee director receives payment (prorated as applicable) for a fiscal year in quarterly installments of the following cash compensation, as applicable, along with an annual award of RSUs, payable in shares of our common stock, under our Amended and Restated 2007 Stock Incentive Plan (our "Stock Incentive Plan") having the estimated value listed below:

Fiscal Year	Board Retainer ($)	Audit Committee Chairman Retainer ($)	Compensation Committee Chairman Retainer ($)	Nominating Committee Chairman Retainer ($)	Per Meeting Fee for Meetings Attended in Excess of 16 During FY ($)	Estimated Value of Equity Award ($)
2017	85,000	22,500	20,000	15,000	1,500	135,000
2018	95,000	25,000	20,000	17,500	—	150,000

              The RSUs are awarded annually to each non-employee director who is elected or re-elected at the annual shareholders' meeting and to any new director appointed thereafter but before February 1 of a given year. The RSUs are scheduled to vest on the first anniversary of the grant date subject to certain accelerated vesting conditions. Directors may defer receipt of shares underlying the RSUs.

              In addition to the fees outlined above, the Chairman of the Board receives an annual retainer delivered in the form of RSUs, payable in shares of our common stock under our Stock Incentive Plan and scheduled to vest on the first anniversary of the grant date, subject to certain accelerated vesting conditions, having an estimated value of $200,000.

              The forms and amounts of director compensation as outlined above were recommended by the Compensation Committee, and approved by the Board, after taking into account market benchmarking data, recommendations of the Committee's compensation consultant, and, for the additional equity award to the Chairman, the amount of time anticipated to be devoted to services to the Company.

              Up to 100% of cash fees earned for Board services in a fiscal year may be deferred under the Non-Employee Director Deferred Compensation Plan. Benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10, or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to those offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director's named beneficiary in a lump sum. In the event of a director's disability (as defined in the Non-Employee Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General's general assets.

              Our non-employee directors are subject to share ownership guidelines, expressed as a multiple of the annual cash retainer payable for service on our Board, and holding requirements. The current ownership guideline is 5 times and should be acquired within 5 years of election to the Board. When the ownership guideline is increased, incumbent non-employee directors are allowed an additional year to acquire the incremental multiple. Each non-employee director is required to retain ownership of 50% of all net after-tax shares granted by Dollar General until the share ownership target is reached. Please see our Corporate Governance Guidelines for additional information. Administrative details pertaining to these matters are established by the Compensation Committee.

Dollar General     |    2018 Proxy Statement    •    Director Compensation     17

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Yes. A majority of our directors must satisfy the independence requirements set forth in the NYSE listing standards. The Audit Committee, the Compensation Committee, and the Nominating Committee also must consist solely of independent directors to comply with NYSE listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that the Board affirmatively determine that a director has no material relationship with Dollar General in order to be considered "independent." The SEC's rules and NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.

How does the Board of Directors determine director independence?

              The Board of Directors determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are found in our Corporate Governance Guidelines, which are posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com.

              The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board's separately adopted categorical independence standards to determine if that relationship is material. The Board may determine that a person who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that management has determined to fall within the parameters of the Board's separately adopted categorical independence standards.

Are all of the directors and nominees independent?

              No. Our Board of Directors consists of Warren F. Bryant, Michael M. Calbert, Sandra B. Cochran, Patricia D. Fili-Krushel, Timothy I. McGuire, Paula A. Price, William C. Rhodes, III, David B. Rickard, Ralph E. Santana, and Todd J. Vasos. Messrs. Rickard, Bryant, and Rhodes and Mss. Cochran and Price serve on our Audit Committee, Ms. Fili-Krushel and Messrs. Bryant and McGuire serve on our Compensation Committee, and Mss. Cochran and Fili-Krushel and Messrs. Rhodes and Santana serve on our Nominating Committee. Mr. Rhodes also served on our Compensation Committee until February 12, 2018.

              Our Board has affirmatively determined that Messrs. Bryant, Calbert, McGuire, Rhodes, Rickard, and Santana, and Mss. Cochran, Fili-Krushel, and Price, but not Mr. Vasos, are independent from our management under both the NYSE listing standards and our additional independence standards. Except as described below, any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board in making independence decisions. The Board also has determined that the members of the Audit Committee, the Compensation Committee, and the Nominating Committee meet the independence requirements for membership on those committees set

18    Dollar General     |    2018 Proxy Statement    •    Director Independence

forth in the NYSE listing standards, our additional standards and, as to the Audit Committee, SEC rules.

              In reaching the determination that Ms. Cochran is independent, the Board considered that Ms. Cochran's brother, Stephen Brophy, has been employed by the Company since 2009 and currently serves in a non-officer position, as described in more detail under "Transactions with Management and Others." Ms. Cochran does not serve on the Compensation Committee which approves decisions pertaining to Mr. Brophy's compensation and she does not participate in his performance evaluations. Mr. Brophy's cash compensation and equity awards are approved by the Compensation Committee pursuant to our related-party transactions approval policy.

              In reaching the determination that Mr. McGuire is independent, the Board considered his former relationship with McKinsey & Company ("McKinsey"), which has provided management consulting services to Dollar General as described in more detail under "Transactions with Management and Others." Mr. McGuire retired from McKinsey in August 2017.

Dollar General     |    2018 Proxy Statement    •    Director Independence    19

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board of Directors have a related-party transactions approval policy?

              Yes. Our Board of Directors has adopted a written policy for the review, approval, or ratification of "related party" transactions. A "related party" for this purpose includes our directors, director nominees, executive officers, and greater than 5% shareholders, and any of their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              The policy requires prior Board approval for known related party transactions, subject to certain exceptions identified below. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors and executive officers, relevant internal departments determine if any transactions were unknowingly entered into with a related party and the Board is presented with a list of any such transactions, subject to the exceptions identified below, for review. The related party may not participate in any approval of the transaction and must provide to the Board all material information concerning the transaction.

              Each of our Chairman and our CEO is authorized to approve a related party transaction in which he is not involved if the total anticipated amount is less than $1 million and he informs the Board of the transaction. In addition, the transactions below are deemed pre-approved without Board review or approval:

   •
  Transactions involving a total amount that does not exceed the greater of $1 million or 2% of the entity's annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the entity's behalf or receives special compensation or benefit as a result.

   •
  Charitable contributions if the total amount does not exceed 2% of the recipient's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

   •
  Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

   •
  Transactions where the rates or charges are determined by competitive bid.

   •
  Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

   •
  Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

   •
  Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers or any other related party that have been approved by the Board or an authorized committee.

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What related-party transactions existed in 2017 or are planned for 2018?

              Ms. Cochran's brother, Stephen Brophy, has been employed by the Company since 2009 and currently serves in a non-officer position. For 2017, Mr. Brophy earned from Dollar General total cash compensation (comprised of his base salary and bonus compensation) of less than $285,000 and received an annual equity award consisting of 1,763 non-qualified stock options and 440 RSUs. In March 2018, Mr. Brophy received an annual equity award consisting of 1,287 non-qualified stock options and 335 RSUs. All equity awards were granted on terms consistent with the annual equity awards received by all Dollar General employees at the same job grade level as Mr. Brophy and on terms substantially similar to the forms of award agreements on file with the SEC. We expect Mr. Brophy's total cash compensation for 2018 to not exceed $295,000. Mr. Brophy also is eligible to participate in employee benefits plans and programs available to our other full-time employees.

              Ms. Cochran does not serve on the Compensation Committee which approves decisions pertaining to Mr. Brophy's compensation and she does not participate in his performance evaluations. Mr. Brophy's cash compensation and equity awards are approved by the Compensation Committee pursuant to our related-party transactions approval policy.

              Until his retirement on August 31, 2017, Mr. McGuire served as an employee of McKinsey, which has provided management consulting services to Dollar General, and as such he may be deemed to have had an indirect interest in the relationship between our company and McKinsey. While employed by McKinsey, Mr. McGuire led the team that provided the consulting services to Dollar General. For 2017, we paid McKinsey $2 million for the management consulting services.

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EXECUTIVE COMPENSATION

              This section provides details of fiscal 2017 compensation for our named executive officers: Todd J. Vasos, Chief Executive Officer; John W. Garratt, Executive Vice President and Chief Financial Officer; Jeffery C. Owen, Executive Vice President, Store Operations; Robert D. Ravener, Executive Vice President and Chief People Officer; and Rhonda M. Taylor, Executive Vice President and General Counsel.

Compensation Discussion and Analysis

Overview

              Our executive compensation program is designed to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe it is critical to offer a competitive compensation package that will attract, retain, and motivate experienced executives with the requisite expertise. Our program is designed to balance the short-term and long-term components and thus incent achievement of our annual and long-term business strategies, to pay for performance, and to maintain our competitive position in the market in which we compete for executive talent.

              Compensation Best Practices.    We strive to align our executives' interests with those of our shareholders and to follow sound corporate governance practices.

Compensation Practice	Dollar General Policy
Pay for Performance	A significant portion of targeted direct compensation is linked to the financial performance of key metrics. All of our annual bonus compensation and equity incentive compensation is performance based. See "Pay for Performance."
Robust share ownership guidelines and holding requirements	Our share ownership guidelines and holding requirements create further alignment with shareholders' long-term interests. See "Share Ownership Guidelines and Holding Requirements."
Clawback policy	Performance-based incentive compensation paid or awarded to an executive officer may be recouped, or "clawed back," in certain situations. See "Significant Compensation-Related Actions."
No hedging or pledging Dollar General securities or holding Dollar General securities in margin accounts
Our policy prohibits executive officers and Board members from hedging their ownership of our stock, pledging our securities as collateral, and holding our securities in a margin account. See "Policy Against Hedging and Pledging Transactions."
No excise tax gross-ups and minimal income tax gross-ups	We do not provide tax gross-up payments other than on relocation-related items.
Double-trigger provisions	All equity awards granted since March 2016 include a "double-trigger" vesting provision upon a change in control.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plan prohibits repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without shareholder approval.
Annual compensation risk assessment	At least annually, our Compensation Committee assesses the risk of our compensation program.

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              Pay for Performance.    Consistent with our philosophy, and as illustrated below, a significant portion of annualized target total direct compensation for our named executive officers in 2017 was performance based and linked to changes in our stock price.

CEO	Other NEOs (Average)

STI—Short-Term Cash Incentive (Teamshare bonus program)
LTI—Long-Term Equity Incentive (stock options and performance share units)

              The following payouts were earned as a result of strong performance versus the financial targets used for our 2017 performance-based compensation:

   •
  Teamshare Bonus Program:  Each named executive officer earned a payout under our annual Teamshare bonus program of 113.03% of his or her target payout level based on achieving adjusted EBIT (as defined and calculated for purposes of the Teamshare bonus program) of $2.089 billion, or 101.3% of the adjusted EBIT target (see "Short-Term Cash Incentive Plan").

   •
  Performance Share Units:  The portion of the awards granted in March 2017 subject to 2017 adjusted EBITDA performance were earned at 108.2% of target, based on achieving adjusted EBITDA of $2.484 billion, or 100.8% of the adjusted EBITDA target, and, for the portion subject to 2017 adjusted ROIC performance, 204.0% of target based on achieving adjusted ROIC of 18.69%, or 102.9% of the adjusted ROIC one-year 2017 target, in each case as defined and calculated in the PSU award agreements (see "Significant Compensation-Related Actions" and "Long-Term Equity Incentive Program").

              Significant Compensation-Related Actions.    The most significant recent compensation-related actions pertaining to our named executive officers include:

   •
  Beginning with the 2017 annual equity awards and Teamshare bonus program, the clawback of performance-based incentive compensation paid or awarded to a named executive officer is allowed in the case of a material financial restatement of our consolidated financial statements resulting from fraud or intentional misconduct on the part of the executive officer.

   •
  Beginning with the March 2017 equity grant, a portion of the vesting of performance share units is based upon the achievement of multi-year financial performance goals, moving the equity incentive program towards a longer-term performance focus.

   •
  Beginning in 2017, our long-term equity incentive program differentiates among individual performance levels by increasing or decreasing each named executive officer's grant value from a baseline target value based on a subjective assessment of a variety of factors.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     23

              Shareholder Response.    The most recent shareholder advisory vote on our named executive officer compensation was held on May 31, 2017 (our "2017 annual meeting"), based on the three-year frequency approved by our shareholders in 2011. Excluding abstentions and broker non-votes, 94.69% of total votes were cast in support of the program. Because we view this outcome as overwhelmingly supportive of our compensation policies and practices, we do not believe the vote requires consideration of changes to the program. Nonetheless, because market practices and our business needs continue to evolve, we continually evaluate our program and make changes when warranted.

              At our 2017 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, our Board implemented an annual advisory vote on executive compensation, with the next such advisory vote to be held at our 2018 annual meeting, until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than our 2023 annual meeting of shareholders.

Philosophy and Objectives

              We strive to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are outlined below:

   •
  In determining total compensation, we consider the reasonable range of the median of total compensation of comparable positions at companies within our market comparator group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as our particular niche in the retail sector and the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our market comparator group.

   •
  We set base salaries to reflect the responsibilities, experience, performance, and contributions of the named executive officers and the salaries for comparable benchmarked positions, while maintaining an appropriate balance between base salary and incentive compensation.

   •
  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

   •
  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

   •
  In approving compensation arrangements, we consider recent compensation history, including special or unusual compensation payments.

              We have employment agreements with the named executive officers to promote executive continuity, aid in retention, and secure valuable protections for Dollar General, such as non-compete, non-solicitation, and confidentiality obligations, as well as to facilitate implementation of our clawback policy.

Oversight and Process

              Oversight.    The Compensation Committee of our Board of Directors, consisting entirely of independent directors, determines and approves the compensation of our named executive officers. The independent members of our Board are provided the opportunity to ratify the Committee's determinations pertaining to the level of CEO compensation.

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              Use of Outside Advisors.    The Compensation Committee has selected Pearl Meyer to serve as its compensation consultant and has determined that Pearl Meyer is independent and that its work has not raised any conflicts of interest. When requested by the Committee, a Pearl Meyer representative attends Committee meetings and participates in private sessions with the Committee, and Committee members are free to consult directly with Pearl Meyer as desired.

              The Committee (or its Chairman) determines the scope of Pearl Meyer's services and has approved a written agreement that details the terms under which Pearl Meyer will provide independent advice to the Committee. The approved scope of Pearl Meyer's work generally includes the performance of analyses and provision of independent advice related to our executive and non-employee director compensation programs and related matters in support of the Committee's decisions, and more specifically, includes performing preparation work associated with Committee meetings, providing advice in areas such as compensation philosophy, compensation risk assessment, market comparator group, incentive plan design, executive compensation disclosure, emerging best practices and changes in the regulatory environment, and providing competitive market studies. Pearl Meyer, along with management, also prepares benchmarking data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.

              Management's Role.    Financial performance targets used in our incentive compensation programs typically are derived from our annual financial plan prepared by our executive management team and reviewed and approved by our Board of Directors, and, at the Committee's request, members of our finance department assist the Committee in developing these financial performance targets. Messrs. Vasos and Ravener and non-executive members of the human resources group provide assistance to the Compensation Committee and Pearl Meyer regarding executive compensation matters, including conducting research, compiling data and making recommendations regarding compensation amount, mix, and program structure alternatives, market comparator group composition and compensation-related governance practices, as well as providing information to and coordinating with Pearl Meyer as requested. Additionally, Ms. Taylor may provide legal advice to the Committee regarding executive compensation and related governance and legal matters and contractual arrangements from time to time. Although these recommendations may impact each of such officers' compensation to the extent they participate in the plans and programs, none of such officers make recommendations to the Committee regarding their specific compensation. For the role of management in named executive officers' performance evaluations, see "Use of Performance Evaluations" below. Although the Committee values and solicits management's input, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.    The Compensation Committee, together with the Chairman of the Board, assesses the performance of the CEO, and the CEO evaluates and reports to the Committee on the performance of each of the other named executive officers, in each case versus previously established goals. The Committee also has input into each named executive officer's performance evaluation. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual goal or factor.

              Performance ratings serve as an eligibility threshold for base salary increases and directly impact the amount of a named executive officer's annual base salary increase. The Committee starts with the percentage base salary increase that equals the overall budgeted increase for our U.S.-based employee population and approves differing merit increases to base salary based upon each named executive officer's individual performance rating. The Committee then considers whether additional adjustments are necessary to reflect performance, responsibilities or qualifications; to bring pay within a reasonable range of the market comparator group; due to a change in role or duties; to achieve a better balance between base salary and incentive compensation; or for other reasons the Committee believes justify a variance from the merit increase.

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              Performance evaluation results have the potential to affect the amount of Teamshare bonus payout because the Committee is allowed to adjust payments downward within certain limitations depending upon the named executive officer's performance rating. The Committee did not exercise any such negative discretion for the 2017 Teamshare payouts to named executive officers.

              An unsatisfactory performance rating will reduce the number of, or completely eliminate, stock options awarded to the named executive officer in the following year. None of the named executive officers received an unsatisfactory performance rating for 2016 or 2017. In addition, beginning in 2017, to allow for differentiation among performance levels of the named executive officers, individual performance, along with other factors including company performance, department performance, retention, and succession, were used as part of a subjective assessment to determine whether each named executive officer's equity award value should be increased or decreased from the baseline target that is derived from benchmarking information.

              Use of Market Benchmarking Data.    The Compensation Committee approves, periodically reviews, and utilizes a market comparator group when making compensation decisions (see "Philosophy and Objectives"). The market comparator group data typically is considered annually for base salary adjustments, target equity award values, Teamshare target bonus opportunities, and total direct compensation, and periodically when considering structural changes to our executive compensation program. The Committee most recently updated our market comparator group in December 2015 to include several retail and distribution companies with a broad range of products and to exclude certain companies focused on apparel.

              Our market comparator group consists of companies selected according to their similarity to our operations, services, revenues, markets, availability of information, and any other information the Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity, and scope of responsibility to ours. Thus, our market comparator group for 2017 compensation decisions consisted of:

Aramark	Dollar Tree	Rite Aid	Sysco
AutoZone	Kohl's	Ross Stores	TJX Companies
Bed, Bath & Beyond	L Brands	Staples	Tractor Supply
Best Buy	Office Depot	Starbucks	Yum! Brands
Dicks Sporting Goods

              Pearl Meyer annually provides market data for the CEO, to ensure that the Committee is aware of any significant movement in CEO compensation levels within the market comparator group, and biennially for each named executive officer position below CEO. In alternating years, the Committee uses the prior year data after applying an aging factor recommended by Pearl Meyer. For 2017 CEO and non-CEO compensation decisions, the Committee considered non-aged data provided by Pearl Meyer from the market comparator group.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits, and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent.

              Mr. Vasos's 2017 Compensation Generally.    The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components of Mr. Vasos's compensation, as well as his total compensation, in each case in comparison to the market comparator group (see "Use of Market Benchmarking Data") and in light of both his fiscal 2016 performance and experience level, as well as our pay for performance philosophy and the other relevant compensation principles (see

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"Philosophy and Objectives"). As a result of such considerations, the Committee determined that the most appropriate way to reward Mr. Vasos for his 2016 overall performance and continue to move him closer to the median of the market comparator group benchmarking data in 2017 was to increase his target short-term incentive bonus opportunity and the target grant value of his 2017 equity award. The Committee agreed that these changes resulted in a 2017 target total compensation opportunity that was within a reasonable range of the market comparator group data in light of Mr. Vasos's overall 2016 performance in the CEO role and his years of experience in the role as compared to other CEOs in the market comparator group.

              2017 Compensation of Named Executive Officers Other than Mr. Vasos Generally.    The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components, and total compensation of the non-CEO named executive officers, in each case in comparison to the market comparator group (see "Use of Market Benchmarking Data"), as well as each such officer's performance (see "Use of Performance Evaluations"). As a result of such considerations, for each non-CEO named executive officer the Committee approved an increase in the short-term incentive target from 65% to 75% of base salary and in the long-term incentive grant value target, before adjustments based on individual performance, from $1.1 million to $1.5 million in order to improve the competitiveness of total compensation as compared to the market comparator group, while maintaining an appropriate balance between short-term incentive compensation, long-term incentive compensation, and base salary. However, in order to allow for differentiation among individual performance levels of the non-CEO named executive officers, the Committee then approved adjustments to the $1.5 million target long-term incentive grant value based on each such officer's subjective performance evaluation results which took into account a variety of factors, including company performance, department performance, individual performance, retention, and succession (see "Use of Performance Evaluations").

              The Committee further approved base salary merit increases in accordance with each non-CEO named executive officer's 2016 performance rating within the limitations of the overall U.S. merit budget increase for 2017 of 3.0%, and after reviewing the proposed total target compensation, excluding the long-term incentive grant value adjustments based on performance, of each such officer against the market comparator group data, the Committee determined that total compensation for each such officer other than Mr. Garratt remained within a reasonable range of the market comparator group median and reflected the responsibilities of the position and the experience and contributions of the individual. However, to better reflect the responsibilities of his position, his experience and contributions, and to more closely align his total target compensation with the market comparator group median, the Committee approved an additional base salary adjustment for Mr. Garratt.

              Base Salary.    Base salary promotes our recruiting and retention objectives by reflecting the salaries for comparable positions in the competitive marketplace, rewarding strong performance, and providing a stable and predictable income source for our executives. Our employment agreements with the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time. The Committee routinely considers annual base salary adjustments in March.

              (a)    Salary Adjustment for Mr. Vasos.    The Compensation Committee determined that Mr. Vasos should receive a 3.0% base salary increase, resulting in a base salary of $1,133,000, effective April 1, 2017. The Committee determined that this increase was consistent with the overall budgeted merit increase for U.S. employees and appropriate in light of the sizable annual equity grant value increase he received in 2017, the significant increase to his 2017 short-term incentive bonus opportunity, and the significant increase to his base salary received in conjunction with his promotion to CEO in May 2015 and again on April 1, 2016.

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              (b)    Salary Adjustments for Named Executive Officers Other than Mr. Vasos.    For the reasons outlined above under "2017 Compensation of Named Executive Officers Other than Mr. Vasos Generally," Mr. Garratt received a 19.46% base salary increase, Mr. Owen and Ms. Taylor received a 2.69% base salary increase, and Mr. Ravener received a 3.69% base salary increase (see "Use of Performance Evaluations" and "Use of Market Benchmarking Data"). In each case, the salary adjustment became effective on April 1, 2017.

              Short-Term Cash Incentive Plan.    For 2017, our short-term cash incentive plan, called Teamshare, was established under the shareholder-approved Amended and Restated Dollar General Corporation Annual Incentive Plan ("Annual Incentive Plan"). The Teamshare program provides an opportunity to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance targets. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.

              (a)    2017 Teamshare Structure.    The Compensation Committee uses adjusted EBIT as the Teamshare financial performance measure because it is a comprehensive measure of our corporate performance that the Committee believes aligns with our shareholders' interests. For purposes of the 2017 Teamshare program, adjusted EBIT is defined as our operating profit as calculated in accordance with U.S. generally accepted accounting principles, but excludes the impact of (a) costs, fees and expenses directly related to consideration, negotiation, preparation, or consummation of any transaction that results in a Change in Control (within the meaning of our Stock Incentive Plan) or to any securities offering; (b) disaster-related charges; (c) gains or losses associated with our LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es), net of related unplanned gains, of a non-recurring nature, provided that in the case of each of (i) and (ii) such amount equals or exceeds $1 million for a single loss or net loss, as applicable, and $10 million in the aggregate.

              The Committee used an adjusted EBIT performance goal of approximately $2.062 billion as the target for the 2017 Teamshare program, which was derived from our 2017 financial plan but adjusted to appropriately account for matters that were not contemplated at the time the 2017 financial plan was approved by the Board, including adjustments necessary as a result of the Committee's deviation from historical adjustment authorization practices. The Committee retained the threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels at 90% and 120% of the target level, respectively. These threshold and maximum performance levels were again used, as they appropriately align pay and performance and are reasonably consistent with the practices of our market comparator group. Payouts for financial performance are based on actual results and are interpolated on a straight-line basis between threshold and target and between target and maximum.

              The bonus payable to each named executive officer upon achieving the target level of financial performance is equal to the applicable percentage of base salary shown in the table below, subject to the Committee's exercise of negative discretion based on the individual's performance (see "Use of Performance Evaluations"). These percentages for each non-CEO named executive officer increased from those in effect at the end of the prior year (65%) for the reasons outlined under "2017 Compensation of Named Executive Officers Other than Mr. Vasos Generally." Mr. Vasos's percentage

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also was increased from the prior year for the reasons outlined above under "Mr. Vasos's 2017 Compensation Generally."

Name	Target % of Base Salary*
Mr. Vasos	150
All other named executive officers	75

* For all named executive officers, payout percentages at the threshold and maximum performance levels would be calculated at 50% and 300%, respectively, of the applicable target percentage of base salary.

              (b)    2017 Teamshare Results.    The Compensation Committee certified the adjusted EBIT performance result at $2.089 billion (101.3% of target) resulting in 2017 Teamshare payouts to each of the named executive officers of 113.03% of the target percentages set forth in the table above. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

              Long-Term Equity Incentive Program.    Long-term equity incentives are an important part of our pay for performance philosophy and are designed to motivate named executive officers to focus on long-term success for shareholders while rewarding them for a long-term commitment to us. The Compensation Committee considers annual equity awards each March at its regular quarterly meeting and considers special equity awards as necessary in connection with one-time events such as a new hire, promotion, or special performance. Equity awards are made under our shareholder-approved Stock Incentive Plan.

              (a)    2017 Equity Award for Mr. Vasos.    After considering the market comparator group data pertaining to long-term incentive compensation, the Compensation Committee determined to provide Mr. Vasos with a $6.0 million target grant value for his 2017 equity grant. The Committee believed the $6.0 million target grant value of this equity award was within a reasonable range of the market comparator group data in light of Mr. Vasos's time in the CEO role as compared to other CEOs in the market comparator group and in light of his total target compensation given his increase in Teamshare bonus opportunity for 2017. The Committee further determined that Mr. Vasos's annual equity grant should reflect a mix of 50% stock options and 50% PSUs, as this mix remained reasonably well aligned with the practices of the market comparator group, and approved the award in accordance with the terms outlined in "2017 Annual Equity Awards for Named Executive Officers Other than Mr. Vasos" below.

              (b)    2017 Annual Equity Awards for Named Executive Officers Other than Mr. Vasos.    Each year, the Compensation Committee determines a targeted equity award value for each named executive officer derived from benchmarking information and the appropriate mix of vehicles in which to deliver such targeted value (see "Use of Market Benchmarking Data"), but then adjusts that value up or down based on a subjective assessment of a variety of factors including company performance, department performance, individual performance, retention, and succession. In 2017, the equity mix was delivered 50% in options and 50% in PSUs, as this mix remained reasonably well aligned with the practices of the market comparator group. For the reasons outlined above in "2017 Compensation of Named Executive Officers Other than Mr. Vasos Generally," the grant value target for each non-CEO named executive officer, before adjustments based on individual performance, was increased from $1.1 million to $1.5 million, and then the Committee approved individual adjustments to the $1.5 million target based on a subjective assessment of the factors listed above. As a result, the non-CEO named executive officers received the following targeted grant values: Messrs. Garratt and Owen ($1.4 million), Mr. Ravener ($1.5 million), and Ms. Taylor ($1.45 million).

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              The options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date. The options vest 25% annually on April 1 of each of the four fiscal years following the fiscal year in which the grant is made, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions, and have a term of ten years. The PSUs can be earned if specified performance goals are achieved during the applicable performance periods and if certain additional vesting requirements are met as discussed more specifically below.

              For PSUs the Committee selects and sets targets for financial performance measures, then establishes threshold and maximum levels of performance derived from those targets. The number of PSUs earned depends on the level of financial performance achieved versus the goals. The Committee selected adjusted EBITDA and adjusted ROIC as the financial performance measures for the 2017 PSUs. Half of the award is subject to adjusted EBITDA performance and half of the award is subject to adjusted ROIC performance. The Committee believes that these financial measures and the mix between them appropriately balance the emphasis placed upon earnings performance as well as rigorous capital management over the long-term.

              For the 2017 PSU grant, a one-year performance period corresponding to our 2017 fiscal year was established for the portion of the PSUs which are subject to the adjusted EBITDA performance measure in order to incent maximization of earnings each year relative to the revenue environment. The adjusted EBITDA performance goal of approximately $2.464 billion was derived from our 2017 financial plan, but adjusted to appropriately account for matters that were not contemplated at the time the 2017 financial plan was approved by the Board. The portion of the PSUs which are subject to an adjusted ROIC performance measure were divided into three equal parts, each subject to its own performance goal and performance period, in order to include a longer-term performance focus and more closely align with the market comparator group practice. The three performance goals are subject to one-year, two-year, and three-year performance periods, each beginning the first day of our 2017 fiscal year and extending through the last day of our 2017, 2018, and 2019 fiscal years, respectively, and are based on the average of adjusted ROIC for each fiscal year within the applicable performance period. The first performance goal (18.17%) was derived from our 2017 financial plan, but adjusted to appropriately account for matters that were not contemplated at the time the 2017 financial plan was approved by the Board, and the 2nd and 3rd performance goals (each 18.18%) were derived from our three-year financial plan as it existed at the time the PSUs were awarded (including adjustments for the 2017 financial plan outlined above). The Committee believes this use of adjusted ROIC incentivizes a focus on continued strong return on invested capital as our company continues to grow.

              Adjusted EBITDA is calculated as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but excludes the impact of all items excluded from the 2017 Teamshare program adjusted EBIT calculation outlined above. Adjusted ROIC for each performance period, as applicable, is calculated as (a) the result of (x) the sum of (i) our operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals for 2017 and 2018 and single lease cost for 2019, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of: (i) total assets, excluding any assets associated with the adoption of new lease accounting standards in 2019, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals for 2017 and 2018 and 8x single lease cost for 2019 (with all of the foregoing terms determined per our financial statements for each fiscal year within the applicable performance period) but excludes the impact of all items excluded from the 2017 Teamshare program adjusted EBIT calculation outlined above, as well as, in 2019, impacts related to changes to lease accounting rules. For 2017, when calculating performance, the Committee additionally exercised its inherent negative discretion under Section 162(m) of the Internal Revenue Code to adjust ROIC for the material positive impact of the

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Tax Cuts and Jobs Act driven by both the benefit associated with the remeasurement of deferred tax assets and liabilities and for the ongoing federal corporate tax rate reduction that went into effect near the end of the Company's 2017 fiscal year.

              The following table shows how the PSUs would be earned at each of the threshold, target, and maximum performance levels for the three performance periods. PSUs earned for financial performance between these levels are interpolated in a manner similar to that used for our 2017 Teamshare bonus program, and the number of PSUs earned could vary between 0% and 300% of the target award. The following tables also show the actual results of the 2017 financial performance measures and the actual number of PSUs earned.

	Adjusted EBITDA			Adjusted ROIC
Level	Result v. Target (%)	EBITDA Result ($) (in billions)	PSUs Earned (% of Target)	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
2017:
Below Threshold	<90	<2.217	0	<94.5	<17.17	0
Threshold	90	2.217	50	94.5	17.17	50
Target	100	2.464	100	100.0	18.17	100
Maximum	120	2.957	300	105.5	19.17	300
2017 Results	100.8	2.484	108.2	102.9	18.69	204.0

	Adjusted ROIC
Level	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
2017-2018 & 2017-2019:
Below Threshold	<94.5	<17.18	0
Threshold	94.5	17.18	50
Target	100.0	18.18	100
Maximum	105.5	19.18	300

Name	2017 PSUs Earned
Mr. Vasos	35,496
Mr. Garratt	8,285
Mr. Owen	8,285
Mr. Ravener	8,877
Ms. Taylor	8,581

              One-third of the PSUs earned by each named executive officer for fiscal 2017 adjusted EBITDA performance will vest in equal installments on April 1, 2018, April 1, 2019, and April 1, 2020, and all of the PSUs earned by each named executive officer for adjusted ROIC performance during the first performance period will vest on April 1, 2018, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. Subject to certain pro-rata vesting conditions, the PSUs earned, if any, by each named executive officer for adjusted ROIC performance during the second and third performance periods will vest on April 1, 2019 and April 1, 2020, respectively, in each case subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. All vested PSUs will be settled in shares of our common stock.

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              (c)    Share Ownership Guidelines and Holding Requirements.    Our senior officers are subject to share ownership guidelines and holding requirements. The share ownership guideline is a multiple of annual base salary as in effect from time to time and is to be achieved within a five-year time period.

Officer Level	Multiple of Base Salary
CEO	5X
EVP	3X
SVP	2X

              Each senior officer is required to retain ownership of 50% of all net after-tax shares issuable upon vesting or exercise of compensatory awards until he or she reaches the target ownership level. Administrative details pertaining to these matters are established by the Compensation Committee.

              (d)    Policy Against Hedging and Pledging Transactions.    Our policy prohibits Board members and executive officers from (1) pledging Dollar General securities as collateral, (2) holding Dollar General securities in a margin account, and (3) hedging their ownership of Dollar General stock, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options (other than those granted by us) or other derivative instruments related to Dollar General stock.

              Benefits and Perquisites.    Our named executive officers participate in certain benefits on the same terms that are offered to all of our salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:

   •
  We provide a Compensation Deferral Plan (the "CDP") and, for named executive officers hired or promoted prior to May 28, 2008, a defined contribution Supplemental Executive Retirement Plan (the "SERP," and together with the CDP, the "CDP/SERP Plan").

   •
  We pay the premiums for a life insurance benefit equal to 2.5 times base salary up to a maximum of $4 million.

   •
  We provide a salary continuation program that provides income replacement for up to 26 weeks at 100% of base salary for the first three weeks and 70% of base salary thereafter. In addition to the income replacement benefit, we also pay administrative fees associated with the program. We also pay the premiums under a group long-term disability plan that provides 60% of base salary up to a maximum monthly benefit of $20,000.

   •
  We provide a relocation assistance program under a policy applicable to officer-level employees.

   •
  We provide personal financial and estate planning and tax preparation services through a third party.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such executive's rights upon a termination of employment in exchange for valuable business protection provisions for us. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation, and non-interference, as well as the clawback rights, that we require in our employment agreements. A change in control, by itself ("single trigger"), does not trigger any severance provision applicable to our named executive officers, except for the provisions related to outstanding

32    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

equity awards granted prior to 2016. Equity awards granted in or after 2016 do not provide for single trigger vesting acceleration but rather require a termination event within a certain period of time following a change in control to accelerate vesting of such equity awards.

Considerations Associated with Regulatory Requirements

              Under Section 162(m) of the Internal Revenue Code, we generally may not take a tax deduction for individual compensation over $1 million paid in any taxable year to each of the persons that meet the definition of a covered employee under Section 162(m). For fiscal 2017, covered employees were those who were, at the end of the fiscal year, our CEO or one of the other named executive officers (other than our Chief Financial Officer, or "CFO"). As a result of U.S. tax law changes, for fiscal years beginning after December 31, 2017, an individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, and the definition of covered employee will include, in addition to those who were, at the end of the fiscal year, one of our named executive officers (other than the CEO or CFO), anyone who held the position of CEO or CFO at any time during the fiscal year.

              Prior to the U.S. tax law changes, certain performance-based compensation was exempt from the Section 162(m) deduction limit. The PSUs and stock options granted prior to 2018 under our Stock Incentive Plan, as well as the 2017 Teamshare cash incentive program under our Annual Incentive Plan, were intended to meet the requirements of this performance-based compensation exemption. However, for tax years beginning after December 31, 2017, the performance-based compensation exemption will be eliminated unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. At this time, we do not believe that the PSUs granted in 2017 and a portion of our 2017 Teamshare program will qualify for the exemption from the deduction limit under the transition relief provisions.

              The Compensation Committee continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy and therefore reserves the right to approve compensation that may not be deductible in situations it deems appropriate.

Compensation Committee Report

              The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

   •
  Patricia D. Fili-Krushel, Chairperson
   •
  Warren F. Bryant
   •
  Timothy I. McGuire

              The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     33

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of the 2017, 2016, and 2015 fiscal years. We have omitted from this table the columns for "Bonus" and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" because they are inapplicable.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Todd J. Vasos,	2017	1,127,543	2,847,697	2,827,461	1,921,028	82,680	(6)	8,806,409
Chief Executive Officer	2016	1,083,375	2,317,164	4,194,777	915,411	82,561		8,593,288
	2015	926,605	808,022	5,932,285	956,548	99,541		8,723,001

John W. Garratt,	2017	597,256	664,463	659,739	520,441	60,636	(7)	2,502,535
Executive Vice President &	2016	511,603	637,226	655,955	277,981	47,247		2,130,012
Chief Financial Officer	2015	339,405	180,374	303,694	199,223	66,150		1,088,846

Jeffery C. Owen,	2017	630,529	664,463	659,739	536,861	64,747	(8)	2,556,339
Executive Vice President,	2016	613,924	637,226	655,955	333,578	55,863		2,296,546
Store Operations

Robert D. Ravener,	2017	558,365	711,960	706,865	476,167	58,040	(9)	2,511,397
Executive Vice President &	2016	538,841	637,226	655,955	293,012	50,734		2,175,768
Chief People Officer	2015	521,999	592,530	599,657	372,291	50,700		2,137,177

Rhonda M. Taylor,	2017	554,396	688,211	683,302	472,039	92,365	(10)	2,490,313
Executive Vice President &	2016	539,371	637,226	655,955	293,300	95,609		2,221,461
General Counsel	2015	515,645	592,530	599,657	362,026	66,702		2,136,560

(1)
Mr. Vasos served as Chief Operating Officer from November 2013 until his promotion to CEO in June 2015. Mr. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance and Strategy, assumed the role of interim Chief Financial Officer in July 2015, and was promoted to Executive Vice President and Chief Financial Officer in December 2015. Mr. Owen joined Dollar General in June 2015 but was not a named executive officer for 2015.

(2)
Each named executive officer deferred under the CDP and contributed to our 401(k) Plan a portion of salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2017 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the aggregate grant date fair value of PSUs and, for 2015, RSUs awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. The PSUs are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Fiscal Year	Mr. Vasos ($)	Mr. Garratt ($)	Mr. Owen ($)	Mr. Ravener ($)	Ms. Taylor ($)
2017	8,543,092	1,993,388	1,993,388	2,135,879	2,064,633
2016	6,951,492	1,911,679	1,911,679	1,911,679	1,911,679
2015	1,212,033	270,561	N/A	888,794	888,794

  Information regarding the assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2017 Form 10-K.

(4)
The amounts reported represent the aggregate grant date fair value of stock options awarded to the applicable named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2017 Form 10-K.

34    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. Mr. Vasos deferred 5% of his fiscal 2017 Teamshare bonus payment reported above under the CDP. Messrs. Vasos and Garratt each deferred 5% of his fiscal 2016 Teamshare bonus payment reported above under the CDP. Mr. Vasos deferred 5% of his fiscal 2015 Teamshare bonus payment reported above under the CDP.

(6)
Includes $42,740 and $13,631, respectively, for our match contributions to the CDP and the 401(k) Plan; $2,362 for premiums paid under our life insurance program; and $23,947 which represents the aggregate incremental cost of providing certain perquisites, including $19,567 for financial and estate planning services and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including costs associated with attendance by him and his guests at entertainment events, premiums paid under our group long-term disability program, miscellaneous gifts, nominal incremental costs incurred for a guest to accompany him on business, and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population but incurs no incremental cost as a result of the participation by the named executive officers.

(7)
Includes $15,946 and $13,896, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,254 for premiums paid under our life insurance program; and $29,540 which represents the aggregate incremental cost of providing certain perquisites, including $19,567 for costs associated with financial and estate planning services, $5,000 of directed charitable donations, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including costs associated with attendance by him and his guests at entertainment events, premiums paid under our group long-term disability program, an executive physical medical examination, miscellaneous gifts, and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population but incurs no incremental cost as a result of the participation by the named executive officers.

(8)
Includes $17,957 and $13,566, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,321 for premiums paid under our life insurance program; and $31,903 which represents the aggregate incremental cost of providing certain perquisites, including $19,567 for costs associated with financial and estate planning services, $5,000 of directed charitable donations, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including costs associated with attendance by him and his guests at entertainment events, premiums paid under our group long-term disability program, miscellaneous gifts, and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population but incurs no incremental cost as a result of the participation by the named executive officers.

(9)
Includes $14,335 and $13,579, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,170 for premiums paid under our life insurance program; and $28,956 which represents the aggregate incremental cost of providing certain perquisites, including $19,567 for financial and estate planning services, $5,000 of directed charitable donations, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including costs associated with attendance by him and his guests at entertainment events, premiums paid under our group long-term disability program, an executive physical medical examination, miscellaneous gifts, nominal incremental costs incurred for his spouse to accompany him on business, and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population but incurs no incremental cost as a result of the participation by the named executive officers.

(10)
Includes $63,486 for our contribution to the SERP and $14,159 and $13,558, respectively, for our match contributions to the CDP and the 401(k) Plan; and $1,162 for premiums paid under our life insurance program. Perquisites and personal benefits totaled less than $10,000 and accordingly are not included in the table.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation    35

Grants of Plan-Based Awards in Fiscal 2017

              The table below shows each named executive officer's fiscal 2017 Teamshare bonus opportunity under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards." Actual amounts earned under the fiscal 2017 Teamshare program are shown in the Summary Compensation Table and, for those who received such payments, represent prorated payment on a graduated scale for financial performance between the target and maximum performance levels. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" for discussion of such Teamshare program.

              The table below also shows information regarding equity awards made to our named executive officers for fiscal 2017, all of which were granted pursuant to our Stock Incentive Plan. The awards listed under "Estimated Future Payouts Under Equity Incentive Plan Awards" include the threshold, target, and maximum number of PSUs which could be earned by each named executive officer based upon the level of achievement of the applicable financial performance measures. The awards listed under "All Other Option Awards" include non-qualified stock options that vest over time based upon the applicable named executive officer's continued employment by Dollar General. See "Long-Term Equity Incentive Program" in "Compensation Discussion and Analysis" above for further discussion of these awards. We have omitted from this table the column for "All Other Stock Awards" because it is inapplicable.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Option Awards: Number of Securities Underlying Options (#)
									Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Vasos	—	849,750	1,699,500	5,098,500	—	—	—	—	—	—
	03/22/17	—	—	—	—	—	—	161,512	70.68	2,827,461
	03/22/17	—	—	—	20,145	40,290	120,870	—	—	2,847,697

Mr. Garratt	—	230,213	460,425	1,381,275	—	—	—	—	—	—
	03/22/17	—	—	—	—	—	—	37,686	70.68	659,739
	03/22/17	—	—	—	4,701	9,401	28,203	—	—	664,463

Mr. Owen	—	237,476	474,952	1,424,855	—	—	—	—	—	—
	03/22/17	—	—	—	—	—	—	37,686	70.68	659,739
	03/22/17	—	—	—	4,701	9,401	28,203	—	—	664,463

Mr. Ravener	—	210,628	421,256	1,263,769	—	—	—	—	—	—
	03/22/17	—	—	—	—	—	—	40,378	70.68	706,865
	03/22/17	—	—	—	5,037	10,073	30,219	—	—	711,960

Ms. Taylor	—	208,802	417,605	1,252,814	—	—	—	—	—	—
	03/22/17	—	—	—	—	—	—	39,032	70.68	683,302
	03/22/17	—	—	—	4,869	9,737	29,211	—	—	688,211

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 9 of the annual consolidated financial statements included in our 2017 Form 10-K.

36    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

Outstanding Equity Awards at 2017 Fiscal Year-End

              The table below sets forth information regarding awards granted under our Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2017. We have omitted from this table the column for "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" because it is inapplicable. All awards included in the table, to the extent they have not vested, are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control." PSUs and RSUs reported in the table are payable in shares of our common stock on a one-for-one basis.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)
Mr. Vasos	03/20/12	37,440	(1)	—		45.25	03/20/2022	—		—	—		—
	03/18/13	27,492	(1)	—		48.11	03/18/2023	—		—	—		—
	12/03/13	2,880	(1)	—		56.48	12/03/2023	—		—	—		—
	03/18/14	28,445	(1)	9,481	(1)	57.91	03/18/2024	—		—	—		—
	03/17/15	22,394	(2)	22,392	(2)	74.72	03/17/2025	—		—	—		—
	06/03/15	—		256,682	(3)	76.00	06/03/2025	—		—	—		—
	03/16/16	29,902	(2)	89,697	(2)	84.67	03/16/2026	—		—	—		—
	03/16/16	—		85,759	(3)	84.67	03/16/2026	—		—	—		—
	03/22/17	—		161,512	(2)	70.68	03/22/2027	—		—	—		—
	03/17/15	—		—		—	—	1,883	(4)	187,246	—		—
	03/16/16	—		—		—	—	16,238	(5)	1,614,707	—		—
	03/22/17	—		—		—	—	35,496	(6)	3,529,722	40,290	(7)	4,006,438
	03/17/15	—		—		—	—	1,802	(8)	179,191	—		—

Mr. Garratt	12/03/14	3,774	(1)	1,257	(1)	66.69	12/03/2024	—		—	—		—
	03/17/15	5,002	(2)	5,000	(2)	74.72	03/17/2025	—		—	—		—
	12/02/15	3,915	(1)	3,914	(1)	65.35	12/02/2025	—		—	—		—
	03/16/16	8,224	(2)	24,666	(2)	84.67	03/16/2026	—		—	—		—
	03/22/17	—		37,686	(2)	70.68	03/22/2027	—		—	—		—
	03/17/15	—		—		—	—	420	(4)	41,765	—		—
	03/16/16	—		—		—	—	4,464	(5)	443,900	—		—
	03/22/17	—		—		—	—	8,285	(6)	823,860	9,396	(7)	934,338
	03/17/15	—		—		—	—	402	(8)	39,975	—		—

Mr. Owen	08/25/15	17,853	(1)	17,850	(1)	73.73	08/25/2025	—		—	—		—
	03/16/16	8,224	(2)	24,666	(2)	84.67	03/16/2026	—		—	—		—
	03/22/17	—		37,686	(2)	70.68	03/22/2027	—		—	—		—
	03/16/16	—		—		—	—	4,464	(5)	443,900	—		—
	03/22/17	—		—		—	—	8,285	(6)	823,860	9,396	(7)	934,338

Mr. Ravener	03/24/10	22,175	(9)	—		25.25	03/24/2020	—		—	—		—
	03/20/12	37,440	(1)	—		45.25	03/20/2022	—		—	—		—
	03/18/13	27,492	(1)	—		48.11	03/18/2023	—		—	—		—
	03/18/14	20,859	(1)	6,953	(1)	57.91	03/18/2024	—		—	—		—
	03/17/15	16,423	(2)	16,420	(2)	74.72	03/17/2025	—		—	—		—
	03/16/16	8,224	(2)	24,666	(2)	84.67	03/16/2026	—		—	—		—
	03/22/17	—		40,378	(2)	70.68	03/22/2027	—		—	—		—
	03/17/15	—		—		—	—	1,381	(4)	137,327	—		—
	03/16/16	—		—		—	—	4,464	(5)	443,900	—		—
	03/22/17	—		—		—	—	8,877	(6)	882,729	10,068	(7)	1,001,162
	03/17/15	—		—		—	—	1,321	(8)	131,360	—		—

Ms. Taylor	03/24/10	2,726	(10)	—		25.25	03/24/2020	—		—	—		—
	03/20/12	4,729	(1)	—		45.25	03/20/2022	—		—	—		—
	03/18/13	2,999	(1)	—		48.11	03/18/2023	—		—	—		—
	05/28/13	6,908	(1)	—		54.48	05/28/2023	—		—	—		—
	03/18/14	6,353	(1)	2,117	(1)	57.91	03/18/2024	—		—	—		—
	03/17/15	16,423	(2)	16,420	(2)	74.72	03/17/2025	—		—	—		—
	03/16/16	8,224	(2)	24,666	(2)	84.67	03/16/2026	—		—	—		—
	03/22/17	—		39,032	(2)	70.68	03/22/2027	—		—	—		—
	03/17/15	—		—		—	—	1,381	(4)	137,327	—		—
	03/16/16	—		—		—	—	4,464	(5)	443,900	—		—
	03/22/17	—		—		—	—	8,581	(6)	853,295	9,732	(7)	967,750
	03/17/15	—		—		—	—	1,321	(8)	131,360	—		—

(1)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date.

(2)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the April 1 following the grant date.

(3)
Part of a time-based options grant with a vesting schedule of 33 1/3% per year on each of the third, fourth, and fifth anniversaries of the grant date.

(4)
Part of PSUs earned as a result of our fiscal 2015 adjusted EBITDA and adjusted ROIC performance; scheduled to vest on April 1, 2018.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     37

(5)
Part of PSUs earned as a result of our fiscal 2016 adjusted EBITDA and adjusted ROIC performance; scheduled to vest 50% per year on April 1, 2018 and April 1, 2019.

(6)
Part of a PSU grant, 61% of which were earned as a result of our fiscal 2017 adjusted EBITDA performance and are scheduled to vest 33 1/3% per year on each of the first three anniversaries of the April 1 following the grant date and 39% of which were earned as a result of our fiscal 2017 adjusted ROIC performance and are scheduled to vest on April 1, 2018.

(7)
Part of a PSU grant that is scheduled to vest 50% on each of April 1, 2019 and April 1, 2020 if certain adjusted ROIC performance goals are achieved for specified performance periods. The number of PSUs reported in this column assumes achievement of the maximum level of adjusted ROIC performance for each of the performance periods. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for each specified performance period.

(8)
Part of an RSU grant with a vesting schedule of 33 1/3% per year on each of the first three anniversaries of the April 1 following the grant date.

(9)
These options vested in increments of 6,516 shares on January 31, 2014, 13,422 shares on March 24, 2014; and 2,237 shares on January 30, 2015.

(10)
These options vested in increments of 156 shares on March 24, 2012 and 1,285 shares on each of March 24, 2013 and March 24, 2014.

(11)
Computed by multiplying the number of shares or units by the closing market price of one share of our common stock on February 2, 2018 as reported by the NYSE.

Option Exercises and Stock Vested During Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Vasos	—	—	8,295	590,396
Mr. Garratt	—	—	822	57,318
Mr. Owen	—	—	—	—
Mr. Ravener	48,032	3,331,107	6,082	432,886
Ms. Taylor	5,200	296,036	3,731	262,838

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the market price of our common stock at exercise as reported by the NYSE and the exercise price.

(3)
Represents the gross number of shares acquired upon vesting of PSUs and RSUs, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date as reported by the NYSE.

Pension Benefits
Fiscal 2017

              We have omitted the Pension Benefits table because it is inapplicable.

38    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

Nonqualified Deferred Compensation
Fiscal 2017

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to "Aggregate Withdrawals/Distributions" during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Vasos	102,148	42,740	104,448	1,027,962
Mr. Garratt	43,762	15,946	12,659	114,833
Mr. Owen	31,526	17,957	13,969	117,250
Mr. Ravener	27,918	14,335	90,533	555,737
Ms. Taylor	27,720	77,645	60,876	511,747

(1)
Of the reported amounts, the following amounts are reported in the Summary Compensation Table as "Salary" for 2017: Mr. Vasos ($56,377); Mr. Garratt ($29,863); Mr. Owen ($31,526); Mr. Ravener ($27,918); and Ms. Taylor ($27,720).

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation to the named executive officer for years prior to 2017 in a Summary Compensation Table: Mr. Vasos ($641,465); Mr. Garratt ($53,834); Mr. Owen ($48,073); Mr. Ravener ($70,634); and Ms. Taylor ($162,822).

              Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his or her base salary if his or her compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his or her bonus pay if his or her compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) Plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to eligible participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on age, years of service, and job grade. Persons hired after May 27, 2008 are not eligible to participate in the SERP. The fiscal 2017 contribution percentage was 7.5% for Ms. Taylor, and she is 100% vested in her SERP account. No other named executive officer was eligible to participate in the SERP in 2017.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. These funds are identical to the funds offered in our 401(k) Plan.

              For a participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds certain dollar thresholds, the account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments, pursuant to the participant's election. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     39

by the CDP/SERP Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash.

              As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control

              Our agreements with our named executive officers and certain plans and programs in which our named executive officers participate, in each case as in effect at the end of our 2017 fiscal year, provide for benefits or payments upon certain employment termination or change in control events. These benefits and payments are discussed below except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under "Nonqualified Deferred Compensation Fiscal 2017" above.

Payments Upon Termination Due to Death or Disability

              Pre-2012 Equity Awards.    Mr. Ravener and Ms. Taylor have options outstanding that were granted prior to 2012. All such options are fully vested and generally may be exercised for a period of one year from termination of employment due to death or disability (as defined in the applicable award agreement) unless such options have expired earlier.

              Post-2011 Equity Awards.    If a named executive officer's employment with us terminates due to death or disability (as defined in the applicable award agreement):

   •
  Stock Options. Any outstanding unvested stock option shall become immediately vested and exercisable with respect to 100% of the shares subject to the option immediately prior to such event, and such vested options may be exercised until the first anniversary of the employment termination date but no later than the 10th anniversary of the grant date.

   •
  Performance Share Units. The following discusses outstanding PSUs awarded in fiscal 2015 ("2015 PSUs"), fiscal 2016 ("2016 PSUs"), and fiscal 2017 ("2017 PSUs") to each named executive who was employed by us at the time of the applicable award. Except as described below, unearned or unvested PSUs from such awards shall be forfeited and cancelled on the date of the termination of employment or the last day of the performance period, as applicable.

  ✓
  2015 PSUs and 2016 PSUs. If such termination occurs after April 1, 2016 for the 2015 PSUs or after April 1, 2017 for the 2016 PSUs, any remaining earned but unvested PSUs from such awards shall become vested and nonforfeitable as of the date of such event and shall be paid within 30 days thereafter.

  ✓
  2017 PSUs. If such termination occurs before February 2, 2018 for the portion of the 2017 PSUs subject to the one-year Adjusted EBITDA goal (the "2017 Adjusted EBITDA PSUs"), a pro-rata portion (based on months employed during the one-year performance period) of one-third of the 2017 Adjusted EBITDA PSUs earned based on performance during the entire performance period shall

40    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

      become vested and nonforfeitable (unless previously vested or forfeited), and shall be paid, on April 1, 2018. If such termination occurs on or after February 2, 2018, any earned but unvested 2017 Adjusted EBITDA PSUs shall become vested and nonforfeitable as of the date of the termination (unless previously vested or forfeited) but shall be paid at the same time as if no termination had occurred. The portion of the 2017 PSUs subject to the Adjusted ROIC goals (the "2017 Adjusted ROIC PSUs") are allocated to three performance periods of varying lengths: one year, two years, and three years (each an "ROIC performance period"). For the 2017 Adjusted ROIC PSUs allocated to each ROIC performance period, a pro-rata portion (based on months employed during the applicable performance period) of the 2017 Adjusted ROIC PSUs earned based on performance during the entire applicable ROIC performance period shall become vested and nonforfeitable (unless previously vested or forfeited) as of the last day of the applicable vesting period and shall be paid at the same time as if no termination had occurred (i.e., on the April 1 immediately following the end of the applicable ROIC performance period). If such termination occurs on or after the end of the applicable ROIC performance period, any remaining earned but unvested 2017 Adjusted ROIC PSUs attributable to such ROIC performance period shall become vested and nonforfeitable as of the date of the termination but shall be paid at the same time as if no termination had occurred.

   •
  Restricted Stock Units. Any outstanding RSUs will become fully vested and nonforfeitable upon such death or disability and will be paid within 90 days following the date of death or disability. No RSUs were granted to named executive officers in 2016 or 2017.

              Other Payments.    In the event of death, a named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $4 million, equal to 2.5 times such officer's annual base salary. In addition, in the event of disability (as defined in the governing document), a named executive officer would receive 60% of covered monthly earnings up to a $20,000 monthly benefit under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), a named executive officer's CDP/SERP Plan benefit will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Additionally, in the event of death on or after the last day of a fiscal year, a named executive officer will receive payment for his or her incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise generally requires that a participant remain employed on the payment date to be entitled to any incentive bonus earned for that fiscal year).

Payments Upon Termination Due to Retirement

              Except as provided immediately below with respect to stock options, PSUs and RSUs awarded after 2011, retirement (as defined in the applicable governing document) is not treated differently from any other voluntary termination without good reason (as defined in the relevant agreements, and as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers.

              In the event a named executive officer retires:

   •
  Stock Options. The portion of the stock options granted after 2011 that would have become vested and exercisable within the one-year period following the retirement date if such officer had remained employed with us shall remain outstanding for a period of one year following the retirement date and shall become vested and exercisable on the

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     41

    anniversary of the grant date that falls within the one year period following the retirement date (but only to the extent such portion has not otherwise terminated or become exercisable). However, if during such one-year period the officer dies or incurs a disability or, for options granted prior to 2016, a change in control occurs, such portion shall instead become immediately vested and exercisable (but only to the extent such portion has not otherwise terminated) upon such death, disability or change in control. Otherwise, any option which is unvested and unexercisable on the termination date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the fifth anniversary of the retirement date, but no later than the 10th anniversary of the grant date.

   •
  Performance Share Units.

  ✓
  Except as described below, any unearned or unvested PSUs from the 2015, 2016, and 2017 PSU awards shall be forfeited and cancelled on the retirement date.

  ✓
  2015 PSUs and 2016 PSUs. If such retirement occurs after April 2, 2017 but before April 1, 2018 for the 2016 PSUs, an additional one-third of earned PSUs from such award would become vested and nonforfeitable and would be paid on the retirement date. If such retirement occurs after April 2, 2017 but before April 1, 2018 for the 2015 PSUs, or after April 2, 2018 but before April 1, 2019 for the 2016 PSUs, an additional one-third of earned PSUs from such awards would become vested and nonforfeitable and would be paid on the retirement date.

  ✓
  2017 PSUs. If such retirement occurs before February 2, 2018 for the 2017 Adjusted EBITDA PSUs, a pro-rata portion (based on months employed during the one-year performance period) of one-third of the 2017 Adjusted EBITDA PSUs earned based on performance during the entire performance period shall become vested and nonforfeitable (unless previously vested or forfeited), and shall be paid, on April 1, 2018. If such retirement occurs on or after February 2, 2018 but before the next April 1 vesting date, one-third of the earned PSUs that would have become vested on the next vesting date shall become vested and nonforfeitable as of such retirement (unless previously vested or forfeited) but shall be paid at the same time as if no termination had occurred. For the 2017 Adjusted ROIC PSUs, the vesting and payment of PSUs from such award is identical to the vesting and payment of PSUs in the death and disability scenarios discussed above for the 2018 Adjusted ROIC PSUs during these respective time periods.

  ✓
  See "Payments After a Change in Control" for a discussion of treatment of the 2017 PSUs if a named executive officer terminates employment due to retirement within two years following a change in control.

   •
  Restricted Stock Units. The one-third of the outstanding RSUs that would have become vested and nonforfeitable on the next vesting date if such officer had remained employed through such date will become vested and nonforfeitable upon such retirement (provided that if the retirement occurs on a vesting date no accelerated vesting will occur, but rather the officer shall be entitled only to the portion of the RSUs that were scheduled to vest on such vesting date) and will be paid six months and one day following the retirement date.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the resignation occurs with or without "good reason" (as defined in each

42    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

named executive officer's employment agreement or award agreement, as applicable) or after our failure to offer to renew, extend or replace the applicable employment agreement under certain circumstances.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If a named executive officer resigns with good reason (as defined in the applicable equity award agreement), he or she will forfeit all then unvested equity awards and generally may exercise any vested options up to 90 days following the resignation date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the fifth anniversary of the applicable grant date. If a named executive officer resigns under the circumstances described in (2) below, his or her equity will be treated as described under "Voluntary Termination without Good Reason" below. See "Payments After a Change in Control" for a discussion of treatment of equity awards if a named executive officer resigns with good reason within two years following a change in control.

              If a named executive officer resigns (1) with good reason (as defined in the applicable employment agreement) after giving 30 days (90 days in the case of Mr. Vasos) written notice within 30 days after the event purported to give rise to the claim for good reason and opportunity for us to cure any such claimed event within 30 days after receiving such notice, or (2) within 60 days (90 days in the case of Mr. Vasos) of our failure to offer to renew, extend or replace his or her employment agreement before, at or within 6 months (one year in the case of Mr. Vasos) after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's retirement or termination other than for good reason), then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:

   •
  Continuation of base salary, generally as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures. With the exception of Mr. Vasos, the amount of any payment or entitlement to payment of the base salary continuation shall be forfeited or, if paid, subject to recovery if and to the extent any base salary is earned as a result of subsequent employment during the 24 months after the termination date.

   •
  A lump sum payment of two times the amount of the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the two fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Vasos, such lump sum payment instead will equal two times his annual target bonus in respect of the fiscal year in which his termination occurs). Mr. Vasos also will receive a lump sum payment, payable when annual bonuses are paid to our other senior executives, of a pro-rata portion of the annual bonus, if any, that he would have been entitled to receive for the fiscal year of termination, if such termination had not occurred, based on our performance for the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days during which he was employed by us in the fiscal year and the denominator of which is 365.

   •
  A lump sum payment of two times our annual contribution that would have been made in respect of the plan year in which such termination occurs for the named executive officer's participation in our pharmacy, medical, dental, and vision benefits programs.

   •
  Reasonable outplacement services for one year or, if earlier, until subsequent employment.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     43

              Note that any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60-day period after employment termination will instead be payable in a single lump sum on the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments over the remaining 24-month period as set forth above.

              However, in certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, and any payments due after the six-month period would be paid at the normal payment date provided for under the applicable employment agreement.

              The named executive officer will forfeit any unpaid severance amounts, and we retain any other rights we have available under law or equity, upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include the following business protection provisions:

   •
  The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of two years following the employment termination date.

   •
  For a period of two years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his or her termination date or any state in which we have specific plans to open stores within six months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person then planning to enter the discount consumable basics retail business, if the named executive officer is required to perform services which are substantially similar to those he or she provided or directed at any time while employed by us.

   •
  For a period of two years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees to cease employment with us.

   •
  For a period of two years after the employment termination date, the named executive officer may not solicit or communicate with any person or entity who has a business relationship with us and with whom the named executive officer had contact while employed by us, if it would likely interfere with our business relationships or result in an unfair competitive advantage over us.

              Voluntary Termination without Good Reason.    If a named executive officer resigns without good reason, he or she will forfeit all then unvested equity awards as well as all vested but unexercised options that were granted prior to 2012. The named executive officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the fifth anniversary of the applicable grant date.

44    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause" (as defined in each named executive officer's employment agreement or equity award agreement, as applicable).

              Involuntary Termination with Cause.    Upon an involuntary termination with cause, a named executive officer will forfeit all unvested equity grants, all vested but unpaid PSUs and all vested but unexercised options.

              Involuntary Termination without Cause.    Upon an involuntary termination without cause, a named executive officer:

   •
  Will forfeit all then unvested equity awards.

   •
  Generally may exercise any vested options up to 90 days following the termination date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the fifth anniversary of the applicable grant date.

   •
  Will receive the same severance payments and benefits on the same terms and conditions (except for the notice and cure provisions) as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

              See "Payments After a Change in Control" for a discussion of treatment of equity awards if a named executive officer is involuntarily terminated without cause within two years following a change in control.

Payments After a Change in Control

              Upon a change in control (as defined under the applicable governing document), regardless of whether the named executive officer's employment terminates:

   •
  All options awarded prior to 2016 will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to the change in control.

   •
  If the change in control occurs on or before the completion of the applicable performance period, and the named executive officer has remained continuously employed until the change in control, all unvested PSUs that have not previously been forfeited will immediately be deemed earned at the target level and, for PSUs awarded prior to 2016, shall vest, become nonforfeitable and be paid upon the change in control.

   •
  If the change in control occurs after completion of the applicable performance period, and the named executive officer has remained continuously employed until the change in control, all previously earned but unvested PSUs awarded prior to 2016 that have not previously been forfeited will immediately vest, become nonforfeitable, and be paid upon the change in control.

   •
  All outstanding RSUs will become vested and nonforfeitable and will be paid upon the change in control.

              A named executive officer will have one year from the termination date (but no later than the 10th anniversary of the grant date) in which to exercise vested options that were granted after 2011 but prior to 2016 if he or she resigns or is involuntarily terminated within two years following the change in control under any scenario other than retirement or involuntary termination with cause, in which respective cases, he or she will have five years from the retirement date (but no later than the

Dollar General     |    2018 Proxy Statement    •    Executive Compensation    45

10th anniversary of the grant date) to exercise such vested options and will forfeit any vested but unexercised options held at the time of the termination with cause.

              Upon the named executive officer's "qualifying termination," which includes involuntary termination without cause (as defined in the applicable equity award agreement) or resignation with good reason as defined in the applicable equity award agreement (unless cause to terminate exists), as well as voluntary resignation due to retirement as defined in the applicable equity award agreement (unless cause to terminate exists) in the case of 2017 PSUs, in each case within two years following a change in control (provided that the officer was continuously employed by us until the change in control) and in the case of 2017 PSUs if the termination of employment also constitutes a "separation from service" within the meaning of Section 409A of the Internal Revenue Code, (1) all of his or her options awarded after 2015 will immediately vest and become exercisable as to 100% of the shares subject to such options on the termination date (but only to the extent such options have not otherwise terminated) and the officer may exercise any vested options up to three years following the termination date, but no later than the 10th anniversary of the grant date; and (2) all of his or her previously earned, or deemed earned, but unvested PSUs awarded after 2015 that have not been previously forfeited will immediately vest, become nonforfeitable, and be paid on the termination date subject, in the case of the 2017 PSUs, to a six-month delay if applicable, to comply with Section 409A of the Internal Revenue Code. To qualify as a resignation with good reason for this purpose, the officer must have provided written notice of the existence of the circumstances providing grounds for resignation with good reason within 30 days of the initial existence of such grounds and must have given Dollar General at least 30 days from receipt of such notice to cure such condition. In addition, the resignation must have become effective no later than one year after the initial existence of the condition constituting good reason.

              Except as otherwise described above with respect to equity awards, upon an involuntary termination without cause or a resignation with good reason following the change in control, a named executive officer will receive the same severance payments and benefits as described above under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement."

              In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer's employment agreement provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the "golden parachute" excise tax under federal income tax rules (the "excise tax") unless he or she signs a release and the after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, such officer's payments and benefits would not be capped and such officer would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax. The table below reflects the uncapped amounts, subject to reduction in the circumstances described in this paragraph.

              The following table reflects potential payments to each named executive officer in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on, and assuming the scenario was effective as of, February 2, 2018. For stock valuations, we have used the closing price of our stock on the NYSE on February 2, 2018 ($99.44). The table below reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, exclude earned but unpaid base salary through the employment termination date and equity awards and CDP/SERP Plan benefits that had vested prior to the event. For more information regarding the CDP/SERP Plan benefits, see "Nonqualified Deferred Compensation Fiscal 2017" above. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

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Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events or Change in Control as of February 2, 2018

Name/Item	Death ($)	Disability ($)	Retirement ($)(3)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary With Good Reason ($)	Involuntary With Cause ($)	Change in Control Without Qualifying Termination ($)	Change in Control With Qualifying Termination ($)
Mr. Vasos
Equity Vesting Due to Event(1)	21,380,737	21,380,737	n/a	n/a	n/a	n/a	7,330,339	19,409,040
Cash Severance	1,921,028	n/a	n/a	n/a	7,586,028	n/a	—	7,586,028
Health Payment	n/a	n/a	n/a	n/a	11,528	n/a	—	11,528
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	—	8,500
Life Insurance Proceeds	2,833,000	n/a	n/a	n/a	n/a	n/a	—	n/a
Total	26,134,765	21,380,737	n/a	n/a	7,606,056	n/a	7,330,339	27,015,096

Mr. Garratt
Equity Vesting Due to Event(1)	3,485,169	3,485,169	n/a	n/a	n/a	n/a	379,935	3,025,160
Cash Severance	520,441	n/a	n/a	n/a	2,113,763	n/a	—	2,113,763
Health Payment	n/a	n/a	n/a	n/a	20,369	n/a	—	20,369
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	—	8,500
Life Insurance Proceeds	1,535,000	n/a	n/a	n/a	n/a	n/a	—	n/a
Total	5,540,610	3,485,169	n/a	n/a	2,142,632	n/a	379,935	5,167,792

Mr. Owen
Equity Vesting Due to Event(1)	3,564,158	3,564,158	n/a	n/a	n/a	n/a	458,924	3,104,148
Cash Severance	536,861	n/a	n/a	n/a	2,180,454	n/a	—	2,180,454
Health Payment	n/a	n/a	n/a	n/a	20,369	n/a	—	20,369
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	—	8,500
Life Insurance Proceeds	1,584,000	n/a	n/a	n/a	n/a	n/a	—	n/a
Total	5,685,019	3,564,158	n/a	n/a	2,209,323	n/a	458,924	5,313,471

Mr. Ravener
Equity Vesting Due to Event(1)	4,232,715	4,232,715	n/a	n/a	n/a	n/a	963,347	3,739,791
Cash Severance	476,167	n/a	n/a	n/a	1,933,944	n/a	—	1,933,944
Health Payment	n/a	n/a	n/a	n/a	12,448	n/a	—	12,448
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	—	8,500
Life Insurance Proceeds	1,405,000	n/a	n/a	n/a	n/a	n/a	—	n/a
Total	6,113,882	4,232,715	n/a	n/a	1,954,892	n/a	963,347	5,694,683

Ms. Taylor
Equity Vesting Due to Event(1)	3,949,809	3,949,809	n/a	n/a	n/a	n/a	762,508	3,473,392
Cash Severance	472,039	n/a	n/a	n/a	1,917,179	n/a	—	1,917,179
Health Payment	n/a	n/a	n/a	n/a	19,944	n/a	—	19,944
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	—	8,500
Life Insurance Proceeds	1,393,000	n/a	n/a	n/a	n/a	n/a	—	n/a
Total	5,814,848	3,949,809	n/a	n/a	1,945,623	n/a	762,508	5,419,016

(1)     For the portion of the 2017 PSUs that are subject to performance for periods ending after February 2, 2018, the value included in the Death and Disability columns assumes a maximum payout of 300%, prorated for a death or disability termination scenario occurring on February 2, 2018.

(2) Estimated based on information provided by our outplacement services provider.
(3) None of the named executive officers were eligible for retirement on February 2, 2018.

Dollar General     |    2018 Proxy Statement    •    Executive Compensation     47

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Bryant and Rhodes and Ms. Fili-Krushel was a member of our Compensation Committee during 2017. None of these persons (1) was at any time during 2017 an officer or employee of Dollar General or any of our subsidiaries; (2) was at any time prior to 2017 an officer of Dollar General or any of our subsidiaries; or (3) had any relationship requiring disclosure under the section of this document entitled "Transactions with Management and Others." Also, none of our executive officers serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Dollar General or as a member of our Compensation Committee.

Compensation Risk Considerations

              In March 2018, our Compensation Committee, with input from its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation policies and practices were not reasonably likely to have a material adverse effect on Dollar General.

Pay Ratio Disclosure

              As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (our "CEO"). This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

              We determined that the 2017 annual total compensation of the median compensated employee (who is a part-time store associate) of our temporary, part-time, and full-time employee base who were employed as of February 2, 2018, other than our CEO, was $13,387; our CEO's 2017 annual total compensation was $8,806,409; and the ratio of these amounts is 1:658.

              As of February 2, 2018, our total population consisted of 123,227 compensated employees. Of those employees, 69 were located in non-U.S. jurisdictions. Pursuant to SEC rules, we excluded all 69 non-U.S. employees from the following countries: Hong Kong (17); China (50); Mexico (1); and Turkey (1). After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 123,158 temporary, part-time, and full-time employees located solely in the United States.

              To identify the median compensated employee, we used W-2 Box 5 Medicare wages for the period from February 4, 2017 through February 2, 2018, with such amounts annualized for those permanent employees who did not work for the full year.

              The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

48    Dollar General     |    2018 Proxy Statement    •    Executive Compensation

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security over which that person has or shares voting or investment power or which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 268,547,203 shares of our common stock outstanding as of March 22, 2018.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 22, 2018 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	29,470,681	11.0%
BlackRock, Inc.(2)	18,877,999	7.0%
The Vanguard Group(3)	18,358,116	6.8%
Barrow, Hanley, Mewhinney & Strauss, LLC(4)	16,244,452	6.0%

(1)
T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 10,729,134 shares and sole power to dispose or direct the disposition of 29,470,681 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. All information is based solely on Amendment No. 2 to Statement on Schedule 13G filed on February 14, 2018.

(2)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 16,283,155 shares and sole power to dispose or direct the disposition of 18,877,999 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. All information is based solely on Amendment No. 3 to Statement on Schedule 13G filed on February 8, 2018.

(3)
The Vanguard Group has sole power to vote or direct the vote over 375,475 shares, shared power to vote or direct the vote over 65,080 shares, sole power to dispose or direct the disposition of 17,927,997 shares, and shared power to dispose or direct the disposition of 430,119 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 289,326 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 225,229 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 4 to Statement on Schedule 13G filed on February 9, 2018.

(4)
Barrow, Hanley, Mewhinney & Strauss, LLC has sole power to vote or direct the vote over 5,152,967 shares, shared power to vote or direct the vote over 11,091,485 shares, and sole power to dispose or direct the disposition of 16,244,452 shares. The address of Barrow, Hanley, Mewhinney & Strauss, LLC is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761. All information is based solely on Statement on Schedule 13G filed on February 13, 2018.

Dollar General     |    2018 Proxy Statement    •    Security Ownership     49

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 22, 2018 by our current directors and our named executive officers individually and by our current directors and all of our current executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warren F. Bryant(1)(2)	35,349	*
Michael M. Calbert(1)(2)(3)	98,020	*
Sandra B. Cochran(1)(2)	22,080	*
Patricia D. Fili-Krushel(1)(2)(4)	20,647	*
Timothy I. McGuire	—	—
Paula A. Price(1)(2)(5)	10,055	*
William C. Rhodes, III(1)(2)(6)	56,289	*
David B. Rickard(1)(2)	35,629	*
Ralph E. Santana	—	—
Todd J. Vasos(1)	333,778	*
John W. Garratt(1)	51,826	*
Jeffery C. Owen(1)	53,472	*
Robert D. Ravener(1)	191,705	*
Rhonda M. Taylor(1)	95,617	*
All current directors and executive officers as a group (18 persons)(1)(2)(3)(4)(5)(6)	1,092,149	*

*
Denotes less than 1% of class.

(1)
Includes the following number of shares underlying RSUs (including additional RSUs credited as a result of dividend equivalents earned with respect to the RSUs) that are or could be settleable within 60 days of March 22, 2018 over which the person will not have voting or investment power until the RSUs are settled: Mr. Bryant (3,892); Mr. Calbert (11,520); Mss. Cochran and Fili-Krushel and Mr. Rhodes (1,912); Ms. Price (5,293); Mr. Rickard (6,461); Mr. Vasos (1,802); Mr. Garratt (402); Mr. Ravener and Ms. Taylor (1,321); and all current directors and executive officers as a group (39,808). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 22, 2018 over which the person will not have voting or investment power until the options are exercised: each of Messrs. Bryant, Calbert, and Rhodes (20,547); Ms. Cochran (11,911); Ms. Fili-Krushel (11,683); Ms. Price (3,597); Mr. Rickard (20,304); Mr. Vasos (239,507); Mr. Garratt (41,060); Mr. Owen (43,722); Mr. Ravener (166,094); Ms. Taylor (76,669); and all current directors and executive officers as a group (734,872). Further includes the following number of shares underlying earned PSUs that are or could be settleable within 60 days of March 22, 2018 over which the person will not have voting or investment power until the PSUs are settled: Mr. Vasos (30,968); Mr. Garratt (7,547); Mr. Owen (7,127); Mr. Ravener (8,858); Ms. Taylor (8,682); and all current directors and executive officers as a group (65,606). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group but not for the purpose of computing the percentage ownership of any other person.

(2)
Share totals have been rounded to the nearest whole share.

(3)
Mr. Calbert shares voting and investment power over 51,000 shares with his spouse, Barbara Calbert, as co-trustee of The Michael and Barbara Calbert 2007 Joint Revocable Trust.

(4)
Ms. Fili-Krushel shares voting and investment power over 2,500 shares with her spouse, Kenneth Krushel.

(5)
Ms. Price shares voting and investment power over 267 shares with her spouse, Michael Price.

(6)
Mr. Rhodes shares voting and investment power over 23,597 shares with his spouse, Amy Rhodes, as power of attorney of The Amy Plunkett Rhodes Revocable Living Trust, dated July 30, 2014.

50    Dollar General     |    2018 Proxy Statement    •    Security Ownership

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

              In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote on an advisory basis on compensation paid to our named executive officers. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation of our named executive officers as we have described it in "Compensation Discussion and Analysis" and in the accompanying compensation tables and related narrative discussion in the "Executive Compensation" section of this proxy statement.

              As discussed in detail in the "Compensation Discussion and Analysis" section above, the Compensation Committee actively oversees our executive compensation program, adopting changes to the program and awarding compensation as appropriate to reflect Dollar General's circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management's interests are aligned with our shareholders' interests to support long-term value creation.

              Our Board of Directors is asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Compensation Committee or the Board. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This advisory vote is not a vote on the compensation of our Board of Directors or on our compensation policies as they relate to risk management, as described under "Compensation Risk Considerations" in the "Executive Compensation" section above.

              Although the vote we are asking shareholders to cast is advisory and is not binding, our Board and the Compensation Committee value the views of our shareholders and intend to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions for our named executive officers.

              Our Board unanimously recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" and the accompanying compensation tables and related narrative discussion in the "Executive Compensation" section of this proxy statement.

Dollar General     |    2018 Proxy Statement    •    Proposal 2: Advisory Vote on Executive Compensation    51

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

   •
  reviewed and discussed with management the audited financial statements for the fiscal year ended February 2, 2018,

   •
  discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

   •
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

   •
  discussed with Ernst & Young LLP its independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 2, 2018 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility.

              This report has been furnished by the members of the Audit Committee:

   •
  David B. Rickard, Chairman
   •
  Warren F. Bryant
   •
  Sandra B. Cochran
   •
  Paula A. Price
   •
  William C. Rhodes, III

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

52    Dollar General     |    2018 Proxy Statement    •    Audit Committee Report

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS

Who is responsible for the selection of the independent auditor?

              The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditor that is retained to audit our financial statements.

Was the Audit Committee involved in the lead audit partner selection process?

              Yes. Prior to the selection of the current lead audit partner, the Chairman of the Audit Committee interviewed the lead audit partner candidates, and the Audit Committee discussed with management such candidates' qualifications and experience.

Does the Audit Committee evaluate the independent auditor and the lead audit partner?

              Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor's qualifications, performance, and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge, and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.

Who has the Audit Committee selected as the independent registered public accounting firm?

              After conducting the evaluation process discussed above, the Audit Committee selected Ernst & Young LLP as our independent auditor for the 2018 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2018 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

Dollar General     |    2018 Proxy Statement    •    Proposal 3: Ratification of Appointment of Auditors    53

FEES PAID TO AUDITORS

What fees were paid to the independent auditor in 2017 and 2016?

              The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years:

Service	2017 Aggregate Fees Billed ($)	2016 Aggregate Fees Billed ($)
Audit Fees(1)	2,675,124	2,555,582
Audit-Related Fees(2)	35,000	33,000
Tax Fees(3)	1,804,562	1,865,236
All Other Fees(4)	1,995	1,995

(1)
Represents for each fiscal year the aggregate fees billed for professional services for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Represents for each fiscal year the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The fees for each year relate to the employee benefit plan audit.

(3)
2017 and 2016 fees relate primarily to tax compliance services, which represented $1,649,562 and $1,755,636 in 2017 and 2016, respectively, for work related to work opportunity tax credit assistance and foreign sourcing offices' tax compliance, as well as state tax credit assistance in 2017. The remaining tax fees for each such year are for tax advisory services related to inventory.

(4)
2017 and 2016 fees are for a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent auditor?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee's Chairman (or any Committee member if the Chairman is unavailable) may pre-approve such services between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2017 and 2016.

54    Dollar General     |    2018 Proxy Statement    •    Fees Paid to Auditors

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              The U.S. securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2017, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

              All shareholder proposals and notices discussed below must be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our amended and restated Bylaws.

              Shareholder Proposals.    To be considered for inclusion in our proxy materials relating to the 2019 annual meeting of shareholders (the "2019 Annual Meeting"), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by December 13, 2018.

              New Business at 2019 Annual Meeting.    To introduce other new business, including the nomination of directors (other than a proxy access nomination, which is described below) at the 2019 Annual Meeting, you must deliver written notice to us no earlier than the close of business on January 30, 2019 and no later than the close of business on March 1, 2019, and comply with the advance notice provisions of our Bylaws. If we do not receive a properly submitted shareholder proposal by March 1, 2019, then the proxies held by our management may provide the discretion to vote against such shareholder proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2019 Annual Meeting.

              Proxy Access.    Our amended and restated Bylaws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such shareholder or group may nominate up to 20% of our Board, provided that the shareholder or group and the nominee(s) satisfy the requirements specified in our Bylaws. In order to be properly brought before our 2019 Annual Meeting, an eligible shareholder's notice of nomination of a director candidate pursuant to the proxy access provisions of our Bylaws must be received by us no earlier than the close of business on November 13, 2018 and no later than the close of business on December 13, 2018, and comply with the other relevant provisions of our Bylaws pertaining to proxy access nominees.

Dollar General     |    2018 Proxy Statement    •    Section 16(a) Reporting Compliance & 2019 Shareholder Proposals    55

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 29, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 29, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E41380-P00883 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOLLAR GENERAL CORPORATION The Board of Directors recommends you vote FOR each of the listed nominees. 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Warren F. Bryant The Board of Directors recommends you vote FOR Proposals 2 and 3. 1b. Michael M. Calbert For Against Abstain ! ! ! 1c. Sandra B. Cochran 2. To approve, on an advisory (non-binding) basis, the compensation of Dollar General Corporation's named executive officers as disclosed in the proxy statement. 1d. Patricia D. Fili-Krushel ! ! ! 1e. Timothy I. McGuire 3. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2018. 1f. Paula A. Price In the discretion of the proxies named herein, such other business as may properly come before the meeting or any adjournment(s) thereof. 1g. William C. Rhodes, III 1h. Ralph E. Santana 1i. Todd J. Vasos Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E41381-P00883 DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 30, 2018 The undersigned shareholder(s) of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 12, 2018, and hereby appoint(s) Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 30, 2018 at 9:00 A.M. Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side